UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

DANA HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Dana Holding Corporation

Important Notice Regarding the Availability of Proxy
Materials for the Annual Meeting of
Shareholders to be Held on April 28, 2010

Proxy Statement and Notice of
2010 Annual Meeting of Shareholders

Our Proxy Statement and Annual Report
are Available at www.dana.com/2010proxy

Dana Holding Corporation
3939 Technology Drive
Maumee, Ohio 43537

March 26, 2010

Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 2010 Annual Meeting of Shareholders of Dana Holding Corporation at 8:30 a.m., Eastern Time, on Wednesday, April 28, 2010 at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. Registration will begin at 7:30 a.m., Eastern Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

The annual report, which is included, summarizes Dana’s major developments and includes our consolidated financial statements.

Whether or not you plan to attend the 2010 Annual Meeting of Shareholders, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet indicating how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

Sincerely,

John M. Devine
Executive Chairman

PROXY STATEMENT

Dana Holding Corporation
Notice of Annual Meeting of Shareholders
April 28, 2010

Date:	April 28, 2010

Time:	8:30 a.m., Eastern Time

Place:	The Westin Detroit Metropolitan Airport 2501 Worldgateway Place Romulus, Michigan 48242

We invite you to attend the Dana Holding Corporation 2010 Annual Meeting of Shareholders to:

1. Elect four Directors for a one-year term expiring in 2011 or upon the election and qualification of their successors;

2. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In addition to the items above, the 4.0% Series A Preferred Convertible Holders (Series A Preferred Holders) will vote separately as a class to elect three Directors for a one-year term expiring in 2011 or upon the election and qualification of their successors.

The record date for the Annual Meeting is March 1, 2010 (the Record Date). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Dana mailed this Notice of Annual Meeting to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Dana will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at Dana’s Law Department, 3939 Technology Drive, Maumee, Ohio 43537.

If you plan to attend the Annual Meeting, but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Annual Meeting. You also must bring the proxy card your broker provided to you if you intend to vote at the meeting. See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system, or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the proxy card and in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Marc S. Levin
Senior Vice President, General Counsel,
and Corporate Secretary

March 26, 2010

Dana Holding Corporation

3939 Technology Drive
Maumee, Ohio 43537

2010 PROXY STATEMENT

QUESTIONS AND ANSWERS

The Board of Directors is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Wednesday, April 28, 2010, beginning at 8:30 a.m., Eastern Time, at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning March 26, 2010.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. Dana’s Board of Directors is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (the SEC) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement and the accompanying proxy card were first mailed to the shareholders on or about March 26, 2010.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting, including i) the election of directors; and ii) ratification of the selection of Dana’s independent registered public accounting firm. Also, management will report on the state of Dana and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the Annual Meeting is March 1, 2010. The record date was established by the Board of Directors as required by Delaware law. Holders of common stock and holders of 4.0% Series A Preferred Convertible Stock (Series A Preferred) and 4.0% Series B Preferred Convertible Stock (Series B Preferred, and together with Series A Preferred, Preferred Stock) at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock and holders of our Preferred Stock at the close of business on the record date may vote at the meeting.

On March 1, 2010, 139,563,578 shares of our common stock, 2,500,000 shares of Series A Preferred and 5,400,000 shares of Series B Preferred were outstanding, and accordingly, are eligible to be voted. Pursuant to our Restated Certificate of Incorporation, the holders of our Preferred Stock vote their Preferred Stock on an as-if-converted basis based on a conversion price of $11.93. As of March 1, 2010, the outstanding Series A Preferred was convertible into approximately 20,955,574 shares of common stock, and the outstanding Series B Preferred was convertible into approximately 45,264,040 shares of common stock.

What are the voting rights of the holders of common stock and Preferred Stock?

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Preferred Stock is calculated in accordance with Dana’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Preferred Stock will be entitled to approximately 8.382 votes on each matter to be voted upon. As a result, the holders of our Series A Preferred will have approximately 20,955,574 shares of common stock on an as-if-converted basis to vote and the holders of our Series B Preferred will have approximately 45,264,040 shares of common stock on an as-if-converted basis to vote. The holders of Preferred Stock are permitted to vote on this as-if-converted basis along with the holders of common stock for the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm and for all other matters that properly come before the meeting.

Who elects the Series A Preferred Directors?

Our Restated Certificate of Incorporation and the Shareholders Agreement dated January 31, 2008 give the holders of our Series A Preferred the right to elect three directors at our Annual Meeting. Only the holders of our Series A Preferred will be entitled to vote to elect these three directors to our Board. Currently, Centerbridge Capital Partners, L.P. and certain of its affiliates (collectively, Centerbridge) are the only holders of our Series A Preferred.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How do I vote my shares?” below.

How do I vote my shares?

If you are a shareholder of record as of March 1, 2010, as opposed to a street name holder, you will be able to vote in four ways: In person, by telephone, by the Internet, or by proxy card.

To vote by proxy card, sign, date and return the enclosed proxy card. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 800-560-1965

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call.

•	Follow the simple instructions the system provides you.

•	You may dial this toll free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is noon (Central Time), April 27, 2010.

(OR)

TO VOTE BY THE INTERNET: www.ematerials.com/dan

•	Use the Internet to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•	You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is noon (Central Time), April 27, 2010.

If you submit a proxy to Dana before the Annual Meeting, the persons named as proxies will vote your shares as you directed. If no instructions are specified, the proxy will be voted: i) ”FOR” all of the listed director nominees; and ii) ”FOR” ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm. In their discretion, the persons named as proxies are authorized to vote (i) for the election of a person to the Board of Directors if any nominee named becomes unable to serve as for good cause will not serve; (ii) for any additional nominee designated by the Board prior to the Annual Meeting; (iii) upon all matters incident to the conduct of the Annual Meeting; and (iv) upon any other business that may properly come before the meeting.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Dana at the Dana Law Department, 3939 Technology Drive, Maumee, Ohio 43537;

(2)	submitting another properly completed proxy card that is later dated;

(3)	voting by telephone at a subsequent time;

(4)	voting by Internet at a subsequent time; or

(5)	voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must provide voting instructions for your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. You will also need to provide to us a brokerage statement if you intend to attend the Annual Meeting.

What is a quorum?

There were 205,783,192 shares of Dana’s common stock, including Preferred Stock on an as-if-converted basis for voting purposes, issued and outstanding on the Record Date. A majority of the issued and outstanding shares, on an as-if-converted basis, or 102,891,596 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

What vote is required?

Proposal I — Election of Directors:  If a quorum exists, the nominees for Director who receive the most votes will be elected. Votes withheld and broker non-votes (described below) and shares voting “abstain” have no effect on the outcome of the election of directors, because only a plurality of votes actually cast is needed to elect a Director.

Proposal II — Ratify the Appointment of the Independent Registered Public Accounting Firm:  If a quorum exists, the proposal to ratify the appointment of the independent registered public accounting firm must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting “Against” the proposal. Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described below). Any shares not voted (whether by abstention or otherwise) will have the same effect as a vote “Against” the proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the stock exchange or other organization of which it is a member. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum. If you do not provide voting instructions to your broker, under New York Stock Exchange Rules, your broker would have discretionary authority to vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, but would not have discretionary power to vote your shares with respect to the election of Directors.

Dana will vote properly completed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify instructions, the shares represented by those properly completed proxies will be voted (i) to elect the nominees for Directors; and (ii) to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm. No other matters are currently scheduled to be presented at the Annual Meeting. In their discretion, the persons named as proxies are authorized to vote (i) for the election of a person to the Board of Directors if any nominee named becomes unable to serve as for good cause will not serve; (ii) for any additional nominee designated by the Board prior to the Annual Meeting; (iii) upon all matters incident to the conduct of the Annual Meeting; and (iv) upon any other business that may properly come before the meeting. An independent third party, Wells Fargo Bank, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

Who pays for the costs of the Annual Meeting?

Dana pays the cost of preparing and printing the proxy statement and soliciting proxies. Dana will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Dana will use the services of D.F. King & Co., Inc., a proxy solicitation firm, at a cost of $9,500 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Dana and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Dana also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Dana’s common stock and Preferred Stock.

How can shareholders nominate individuals for election as directors or propose other business to be considered by the shareholders at the 2011 Annual Meeting of Shareholders?

All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2011 Annual Meeting of Shareholders must comply with applicable laws and regulations, including SEC Rule 14a-8, as well as Dana’s Restated Certificate of Incorporation, Bylaws, and Shareholders Agreement, and must be submitted in writing to our Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

Under Dana’s bylaws, our shareholders must provide advance notice to Dana if they wish to nominate individuals for election as directors or propose an item of business to be considered by shareholders at the 2011 Annual Meeting of Shareholders. For the 2011 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 28, 2011 and no earlier than the close of business on December 29, 2010.

If Dana moves the 2011 Annual Meeting of Shareholders to a date that is more than 30 days before or more than 70 days after the date which is the one year anniversary of this year’s Annual Meeting date (i.e., April 28, 2011), Dana must receive your notice no earlier than the close of business on the 120th day prior to the meeting date and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which Dana first makes a public announcement of the meeting date. In no event will a public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

If Dana increases the number of directors to be elected to the Board of Directors at the 2011 Annual Meeting of Shareholders and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the one year anniversary of this year’s Annual Meeting date (i.e., April 28, 2011), then Dana will consider your notice timely (but only with respect to nominees for any new positions created by such increase) if Dana receives your notice no later than the close of business on the 10th day following the day on which Dana first makes the public announcement of the increase in the number of directors.

Notice Requirements to Nominate Individuals for Election to the Board of Directors

A shareholder’s notice to nominate individuals for election to the Board of Directors must provide: (A) all information relating to each individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) and the rules and regulations promulgated thereunder, and (B) such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

Notice Requirements for Shareholder Proposals

A shareholder’s notice to propose other business to be considered by the 2011 Annual Meeting of Shareholders must provide a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

Additional Notice Requirements — Shareholder/Beneficial Owner Disclosures

Any shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is to be made at the 2011 Annual Meeting of Shareholders must provide (A) the name and address of the shareholder or beneficial owner, (B) the class or series and number of shares of capital stock of Dana which are owned beneficially and of record by the shareholder or beneficial owner, (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among the shareholder and/or beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or beneficial owner, whether or not such instrument or right will be subject to settlement in underlying shares of capital stock of Dana, with respect to shares of stock of Dana, (E) a representation that the shareholder is a holder of record of stock of Dana entitled to vote at the 2011 Annual Meeting of Shareholders and intends to appear in person or by proxy at the meeting to propose such business or nomination, (F) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Dana’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such proposal or nomination, and (G) any other information relating to the shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The notice requirements above will be deemed satisfied by a shareholder with respect to business other than a director nomination if the shareholder has notified Dana of his, her or its intention to present a proposal at the 2011 Annual Meeting of Shareholders in compliance with applicable rules and regulations promulgated under the Exchange Act and the shareholder’s proposal has been included in a proxy statement that has been prepared by Dana to solicit proxies for the 2011 Annual Meeting of Shareholders. For the 2011 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 28, 2011 and no earlier than the close of business on December 29, 2010. Dana may require any proposed nominee to furnish such other information as it may reasonably require determining the eligibility of the proposed nominee to serve as a director of Dana.

Dana’s Bylaws specifying the advance notice and additional requirements for shareholder nomination and shareholder proposal requirements are available on Dana’s website at www.dana.com.

How many of Dana’s directors are independent?

Dana’s Board of Directors has determined that five of Dana’s seven current directors, or approximately 71%, are independent. For a discussion of the Board of Directors’ basis for this determination, see the section of this proxy statement entitled “Director Independence and Transactions of Directors with Dana.”

Does Dana have a Code of Ethics?

Yes, Dana has Standards of Business Conduct for Employees, which applies to employees and agents of Dana and its subsidiaries and affiliates, as well as Standards of Business Conduct for Members of the Board of Directors. The Standards for Business Conduct for Employees and Standards of Business Conduct for Members of the Board of Directors are available on Dana’s website at www.dana.com.

Is this year’s proxy statement available electronically?

Yes. You may view this proxy statement, and the proxy card as well as the 2009 annual report, electronically by going to our website at www.dana.com/2010proxy and clicking on the document you wish to view, either the proxy statement and proxy card or annual report.

A copy of Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2010.

The proxy statement and Dana’s annual report to security holders are available on our website at www.dana.com/2010proxy.

EXECUTIVE OFFICERS

Following are the names and ages of the executive officers of Dana, their positions with Dana and summaries of their backgrounds and business experience. For purposes of this Proxy Statement, we have identified our executive officers pursuant to Rules 3b-7 and 16a-1(f) of the Exchange Act. All executive officers are elected or appointed by the Board of Directors and hold office until the annual meeting of the Board of Directors following the annual meeting of shareholders in each year.

	Age as of
	March 1,	Principal Occupation and Business
Name	2010	Experience During Past 5 Years	Executive Officer

Kevin B. Biddle	55	Vice President and Operations Controller (since November 2008), Dana Holding Corporation; Vice President — Internal Audit for Global Internal Audit (February 2008 to November 2008), Vice President — Global Manufacturing Finance for Global Finance (Restructuring) (October 2005 to January 2008), Vice President — Finance Operations for Finance Support of COO (January 2007 to January 2008), Vice President — Controller, North America for Regional Finance (October 2004 to September 2005), Visteon Corporation (automotive systems, modules and components supplier).	2008 — Present
Martin D. Bryant	40	President — Light Vehicle Group (since November 2008), President — Driveshaft Products (September 2008 to November 2008), Vice President of Operational Excellence — North America (May 2008 to September 2008), Dana Holding Corporation; Vice President and General Manager (January 2008 to April 2008), General Manager (January 2004 to January 2008), Webasto Roof Systems, a subsidiary of Webasto, A.G. (supplier of roof systems and heating/cooling systems to vehicle manufacturers).	2008 — Present
George T. Constand	51	Chief Technical Officer (since January 2009), Vice President Global Engineering, Light Axle Products, Automotive Systems Group (April 2005 to December 2008), Dana Holding Corporation; Director, Engineering, Chassis Products (January 2003 to April 2005), Visteon Corporation (automotive systems, modules and components supplier).	2009 — Present
Jacqueline A. Dedo	48	Senior Vice President — Strategy and Business Development (since September 2008), Dana Holding Corporation; Senior Vice President of Innovation and Growth (mid 2007 to March 2008), President — Automotive Group (April 2004 to mid 2007), The Timken Company (manufacturer of bearings, alloy and specialty steel).	2008 — Present

	Age as of
	March 1,	Principal Occupation and Business
Name	2010	Experience During Past 5 Years	Executive Officer

John M. Devine	65	Executive Chairman (since July 2009), Chairman, Chief Executive Officer and President (January 2009 to July 2009), Executive Chairman (January 2008 to December 2008), Acting Chief Executive Officer (February 2008 to April 2008), Dana Holding Corporation; Vice Chairman (January 2001 to June 2006) and Chief Financial Officer (January 2001 to December 2005), General Motors Corporation (automobile manufacturer).	2008 — Present
Richard J. Dyer	54	Chief Accounting Officer (since March 2005) and Vice President (since December 2005), Director Corporate Accounting (August 2002 to February 2005), Dana Holding Corporation.	2008 — Present
Rodney R. Filcek	57	Vice President — Finance (since September 1999), Dana Holding Corporation.	2008 — Present
Ernesto Gonzalez-Beltran	47	Senior Vice President, Global Operations (since January 2010), Dana Holding Corporation; Senior Vice President of Manufacturing (2007 to December 2009), Vice President of Manufacturing (October 2002 to 2007) New United Motor Manufacturing Inc. (a joint venture of Toyota Motor Corporation and General Motors Corporation - global automotive manufacturer).	2010 — Present
Marc S. Levin	55	Senior Vice President, General Counsel and Secretary (since February 2008), Acting General Counsel and Acting Secretary (April 2007 to February 2008), Deputy General Counsel (February 2005 to April 2007), Various Counsel Positions (October 1983 to February 2005), Dana Holding Corporation.	2008 — Present
Robert H. Marcin	64	Executive Vice President and Chief Administrative Officer (since February 2008), Dana Holding Corporation; Vice President, Leadership Assessment (December 2005 to January 2007), Senior Vice President, Corporate Relations (January 2003 to December 2005), Visteon (automotive systems, modules and components supplier).	2008 — Present
Eric W. Schwarz	45	Chief Purchasing Officer (since December 2008), Dana Holding Corporation; Vice President — Global Supply Management (March 2001 to December 2008), BorgWarner, Inc. (global supplier of engineered automotive systems and components).	2008 — Present
James E. Sweetnam	57	President and Chief Executive Officer and member of Board of Directors (since July 2009); Chief Executive Officer — Truck Group, (July 2001 to May 2009), Eaton Corporation (global diversified power management company). He also served as a member of Eaton’s Office of the Chief Operating Officer.	2009 — Present

	Age as of
	March 1,	Principal Occupation and Business
Name	2010	Experience During Past 5 Years	Executive Officer

Ralph A. Than	49	Treasurer (since December 2008), Dana Holding Corporation; Vice President Finance and Treasurer (December 2003 to December 2008), Owens Corning (a global producer of residential and commercial building materials and glass fiber reinforcements and other similar materials for composite systems).	2008 — Present
Doug S. Tracy	49	Vice President and Chief Information Officer (since April 2009), Dana Holding Corporation; Executive Vice President of Information Technology (December 2004 to April 2009), Rolls-Royce North America, Aerospace Manufacturing (a world leading provider of power systems and services for use on land, at sea and in the air).	2009 — Present
Mark E. Wallace	43	President — Heavy Vehicle Group (since August 2009), President of Global Operations (January 2009 to December 2009), President Operational Excellence Group (October 2008 to December 2008), Dana Holding Corporation; President and Chief Executive Officer (January 2008 to October 2008), Vice President and Chief Operating Officer (June 2003 to January 2008) Webasto Products North America, subsidiary of Webasto A.G. (supplier of roof systems and heating/cooling systems to vehicle manufacturers).	2008 — Present
James A. Yost	60	Executive Vice President and Chief Financial Officer (since May 2008), Dana Holding Corporation; Vice President, Finance and Chief Financial Officer (July 2002 to May 2008), Hayes Lemmerz International, Inc. (automotive supplier).	2008 — Present

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

This section contains management’s discussion and analysis of Dana’s executive compensation programs, including the objectives of base salary, annual incentives, long term incentives and benefits provided to our executive management in 2009.

Objectives and Elements of Dana’s Compensation Program

The overall objectives of Dana’s executive compensation program are to attract, motivate, reward and retain talent. The unprecedented challenges of the 2009 economic crisis required Dana management and our Compensation Committee to design a unique compensation program for senior management in 2009 as detailed below. The overall goals of our compensation programs remained the same. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to other executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

•	Align management incentives and shareholder interests;

•	Motivate executive management and employees to focus on business goals over immediate, short term and long term horizons; and

•	Attract and retain executive talent.

The principal elements of our executive compensation are:

•	Base salary;

•	Annual cash incentives;

•	Long term incentives;

•	Perquisites allowance; and

•	Retirement benefits.

Certain executives, including some of our named executive officers, are also provided with executive employment agreements, supplemental executive retirement plans (SERPs), and change in control agreements, as described in the “Executive Agreements” section below.

Administration

The Compensation Committee of the Board of Directors assists the Board in fulfilling its obligations related to the compensation of Dana’s executive officers, and in general, with respect to compensation and benefits programs relating to all employees. Our current Compensation Committee consists of a chairman and independent directors who are appointed annually by the Board. Under its Charter, the Compensation Committee must have at least three members. All members must be non-management directors who meet applicable independence requirements under the Exchange Act, the SEC’s rules and regulations, the requirements of the New York Stock Exchange and our Standards of Director Independence. They must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee members during 2009 were: Stephen J. Girsky (Chairman until his resignation from our Board in July 2009); Keith Wandell (Chairman and member since July 2009); Mark A. Schulz; Jerome B. York and David P. Trucano (since July 2009).

The Compensation Committee’s responsibilities include, but are not limited to, reviewing our executive compensation philosophy and strategy, participating in the performance evaluation process for our President and Chief Executive Officer (CEO), setting base salary and incentive opportunities for our Executive

Chairman, CEO and other senior executives, establishing the overarching pay philosophy for Dana’s management team, establishing incentive compensation and performance goals and objectives for our executive officers and other eligible executives and management, and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board, employment, consulting and severance agreements for key senior executives designated by our CEO with the assistance of our Chief Administrative Officer (CAO). Our CEO and CAO are not members of the Compensation Committee, but review and prepare materials for the Committee and attend portions of committee meetings. Executive sessions are held without the participation of any member of executive management, including the named executive officers.

The Compensation Committee retained Frederic W. Cook & Co., Inc. (Cook) for 2009 as an independent advisor to the Compensation Committee to provide limited advice to the Compensation Committee since our management utilizes Towers Watson (formerly Towers Perrin) (Towers) for other compensation and benefits related services, as described below. Dana maintains no other relationship with Cook and Cook provides no additional services to Dana. Our management has also retained Towers for compensation matters related to the Board of Directors.

Our executive management as well as the Compensation Committee reviews competitive market data to assist in decision-making regarding Dana’s compensation and benefits programs. Both reviewed market pay data among comparably-sized general industrial companies, as provided by Towers. The market pay data were gathered from Towers’ 2009 U.S. CDB General Industry Executive Database which contains compensation data from over 750 participating companies in the U.S.. For international positions and for certain benefit reviews, we reviewed Global Total Compensation Measurement (TCM) prepared by Hewitt Associates (Hewitt) and Hewitt’s Benefit Index. We do not engage Hewitt for advice or recommendations on executive compensation. Hewitt’s TCM survey contains data for over 600 companies in various international locations. Hewitt’s Benefit Index is a comprehensive report that enables us to compare our benefits programs, grouped in five major benefit areas: retirement income, death, disability, health care, and time off with pay, to those of a group of other employers.

Throughout the year as executives were hired, promoted, or experienced job changes, Dana management and the Compensation Committee reviewed the positions based on survey pay data from Towers and, in some cases, Hewitt to establish an appropriate salary range. As part of our normal year-end review process, Dana management worked with Towers to perform an annual review of our competitiveness in relation to base pay, annual incentives and long-term incentives. The survey pay data is used to target market median levels of compensation and benefits in relation to base salary, annual and long term incentives. However, from time to time, Dana may choose to exceed the market median pay range to attract the right talent, but it is our general policy to target the 50th percentile. As we recruit from within and outside of the automotive industry, we use national survey pay data to determine our salary ranges.

Base Salaries

Base salaries are intended to be market-competitive and to provide a minimum level of guaranteed compensation. The base salaries of the executive officers, including our named executive officers, were determined when they first joined Dana, when they were promoted from within Dana or after other significant changes in an executive’s responsibilities. Dana’s philosophy is to target a range of +/-20% of the 50th percentile, utilizing Towers’ survey pay data. From time to time, when recruiting key talent from other established companies both within and outside of the automotive industry or promoting from within Dana, base salaries could exceed the range, based on the candidate’s current salary or other factors. Our Executive Chairman, CEO and CAO are responsible for making salary recommendations to the Compensation Committee for executive officers, other than with respect to their own salary.

During the fourth quarter of 2008, Dana amended and extended the executive employment agreements with Messrs. Devine and Marcin as well as Gary Convis, our Vice Chairman, since their agreements were set to expire during the first part of 2009. As disclosed in our 2009 Proxy Statement, the Compensation Committee retained Cook to assist in setting compensation for these three executives. Cook established a peer group for the purpose of determining the appropriate pay levels for these three senior executives. The peer group analysis was used as a reference point against general industry market pay data and included a comprehensive executive pay analysis of American Axle & Manufacturing Holdings, Inc.; ArvinMeritor, Inc.; Autoliv, Inc.; BorgWarner Inc; Cummins Inc.; Eaton Corporation; Federal-Mogul Corporation; Lear Corporation; Magna International Inc.; Navistar International Corporation; Tenneco Inc.; TRW Automotive Holdings Corp.; and Visteon Corporation. These companies were selected by Cook and approved by the Compensation Committee since they are within a relevant size range to Dana and also compete in many of the same markets as Dana.

In May 2009, Dana entered into an executive employment agreement with Mr. Sweetnam to serve as Dana’s President and CEO succeeding Mr. Devine who had served as Chairman, Chief Executive Officer and President of Dana. Mr. Devine returned to his prior role as Executive Chairman. For a discussion of why Dana chose to split the roles of Executive Chairman and CEO see the “Selection of Chairman and Chief Executive Officer; Succession Planning” section below. In determining Mr. Sweetnam’s base compensation, the Board considered input from Towers, Cook and the most recent proxy statement data for the following companies: American Axle & Manufacturing Holdings, Inc.; TRW Automotive Holdings Corp.; Federal-Mogul Corporation; Visteon Corporation; Lear Corporation; Cummins Inc.; Navistar International Corporation; Eaton Corporation; ArvinMeritor, Inc.; BorgWarner Inc.; Tenneco Inc. and Autoliv, Inc. Again, these companies were utilized since they are within a relevant size range to Dana and also compete in many of the same markets as Dana.

During the fourth quarter of 2009, Dana amended and extended for another one-year term the executive employment agreement of Mr. Devine since his agreement was set to expire at the end of 2009. As part of his new agreement, Mr. Devine’s base salary was reduced to $1,000,000 consistent with his role as Executive Chairman rather than the dual position of Executive Chairman and CEO. Mr. Convis elected to retire as our Vice Chairman and resign as a member of our Board effective December 31, 2009. Mr. Convis and Dana subsequently entered into an agreement whereby he became a Senior Advisor to our President and CEO.

Annual Incentive Program

In early 2009, the automotive industry experienced unprecedented uncertainty and volatility. In addition, the global economy was in the deepest recession since World War II. Based on these factors, and the inherent difficulty in setting performance goals in such an environment, Dana management elected to suspend its customary annual and long term incentive awards programs. Under normal circumstances, our annual incentive program includes target award opportunities established in the first quarter based on established financial metrics for the calendar year with any earned awards being paid in cash during the first quarter of the following year. During this economic crisis, Dana pursued aggressive cost cutting measures through, among other things, eliminated discretionary compensation reward programs globally such as merit increases and COLA programs, where permissible; implemented mandatory unpaid furloughs for salaried and hourly employees (including our entire US-based executive team); eliminated the company contribution under the U.S. 401(k) plan; continued restructuring and realignment of our businesses and continued implementation of our lean-based Dana Operating System (DOS) initiatives.

Dana at this time also prepared for an anticipated automotive and global economic recovery by recruiting new talent with proven track records from distinguished companies, focused on improving quality by making major strides in our corporate wide parts per million defective internal goals and further strengthened relationships with our key customers.

2009 Special Recognition Programs

In December 2009, Dana’s Board of Directors approved two special recognition programs on account of Dana’s 2009 financial and operational results. These one-time programs were a Lump Sum Recognition Payment and a Special Recognition Award.

Lump Sum Recognition Payment

Our Board of Directors believed it was appropriate to provide Dana employees, including our named executive officers, who forfeited their 2009 merit pay, participated in unpaid furloughs globally and forfeited contributions under the U.S. 401(k) program, with a one-time lump sum payment equal to 2% of their annual base salary. In many locations, this program included salaried, hourly and union-represented employees who in some cases voluntarily agreed to forego pay increases. While this Lump Sum Recognition Payment did not make up for all of the personal financial sacrifices made by our employees in 2009, it was an expression of appreciation for impacted employees.

Special Recognition Award

Based on 2009 financial and operational performance during an unprecedented economic period, the Board of Directors also believed it was appropriate to provide an award to employees who would have otherwise been eligible for our annual incentive program that was suspended for 2009. The Special Recognition Award was a one-time program budgeted at approximately 25% of the customary target annual incentive opportunity. Specifically, the Special Recognition Award was payable to incentive eligible employees, including our named executive officers, based on stronger than expected free cash flow and quality results which were both critical given our unprecedented challenges and highly volatile volume levels throughout 2009. The Board gave discretion to our CEO to make awards greater or less than 25% (subject to a zero sum for the group) in the event that individual achievement during 2009 warranted an increase or decrease in an award amount. With respect to our named executive officers, awards ranged from approximately 12.5% to 32% of the customary target annual incentive opportunity.

Long Term Incentive Awards and 2009 Long Term Incentive Program

Dana believes that long-term incentive awards serve an important role by balancing short term goals with long term shareholder value creation and minimize risk taking behaviors that could negatively affect long term results. All awards are made pursuant to the 2008 Dana Holding Corporation Omnibus Incentive Plan.

2009 Long Term Incentive Award

As stated above, 2009 provided unprecedented economic challenges, and in particular, unique volatility in the automotive industry. As a result of such uncertainty, we elected not to make our customary annual long-term incentive grants (2009 LTIP). In lieu of the customary 2009 LTIP, the Board of Directors approved a stock option grant in March 2009 for approximately 150 senior management employees who would have been participants in the 2009 LTIP, including many of our named executive officers (except Messrs. Devine, Sweetnam, Convis and Marcin). Messrs. Devine, Convis and Marcin did not receive this grant because they previously received a long term incentive grant in conjunction with their executive employment agreement extensions in October 2008. Mr. Sweetnam became our President and CEO after the grant was made. His specific long-term incentive grants are discussed below.

Our normal practice is to grant long term incentive awards based on a fair market value calculation using a Black-Scholes valuation. On account of both the volatility in the price of our common stock as well as the depressed market value of our common stock during the first quarter of 2009, it would have been imprudent to use this method to determine the size of the long term incentive grant as it would have resulted in an inordinately large number of shares being granted. Instead, Dana elected to grant stock options, valued at approximately 15% of the normal grant date fair value. Rather than using the value of the opportunity method described above that is based on a specific multiple of an executive’s base salary to calculate the number of options to grant, it was decided to vary the size of the award for key employees by the number of options granted rather than by value of the opportunity. These stock options, granted in March 2009, have a contractual term of 10 years and vest in one-third increments on each of the first three anniversaries of the grant date.

2008 Performance Share Award

As previously disclosed, Dana granted performance shares in 2008. These grants could be earned in 25% increments in 2008 and 2009 and the final 50% in 2010 based on meeting or exceeding certain financial performance metrics. The 2008 tranche was forfeited since we did not meet the performance metrics set by the Compensation Committee. The Compensation Committee set the 2009 tranche performance measure in 2009 based on achieving certain financial target performance goals, which were Adjusted EBITDA (50% weighted) and Free Cash Flow or “FCF” (50% weighted). “Adjusted EBITDA” is earnings before interest, taxes, depreciation, amortization, non-cash equity grant expense, restructuring expense and other nonrecurring items (gain/loss on debt extinguishment or divestitures, impairment, etc.). By using Adjusted EBITDA, which is a performance measure that excludes depreciation and amortization, the comparability of results is enhanced. Management also believes that Adjusted EBITDA is an important measure since the financial covenants of our primary debt agreements are Adjusted EBITDA-based. FCF is defined as cash provided by operations exclusive of any bankruptcy claim-related payments included therein, less capital spending. This measure is useful in evaluating the operational cash flow of Dana inclusive of the spending required to maintain the operations. Our Adjusted EBITDA target for the 2009 tranche was $295 million and FCF target was $1 million. The Board determined during the first quarter of 2010 that the 2009 tranche was earned at target-level based on meeting both targets. Messrs. Devine, Convis and Sweetnam did not participate in this program.

2008 Performance Share Award to Messrs. Devine, Convis and Marcin

As previously disclosed in our 2009 Proxy Statement, a separate performance share grant was made to Messrs. Devine, Convis and Marcin on October 31, 2008. The Compensation Committee set certain goals in 2008 to be met by these executives in order for any award to vest. Mr. Devine’s goals included, but were not limited to, succession planning (including hiring his successor as CEO and President), building management capability as Dana continued to restructure, achieving 2009 plan objectives and developing the next phase of Dana’s strategic plans to build shareholder value. Mr. Convis’ goals included, but were not limited to, exceeding plant conversion cost targets, inventory cost reduction, talent acquisition, customer relations and implementation of lean manufacturing systems and processes. Mr. Marcin’s goals included, but were not limited to succession planning (including hiring Mr. Devine’s successor as CEO and President), hiring remaining executive committee members, implementing cost reduction initiatives in response to the economic crisis, continuing employee restructuring activities and reducing human resources transaction costs by over $4 million annually.

Our Board determined each of these executives met his performance targets at target level and the performance shares vested on December 16, 2009 with the first one-third awarded on that date and the remaining portion of the award to be paid in equal increments on the second and third anniversaries of the award, respectively.

2009 Awards to Mr. Sweetnam

As noted above, Mr. Sweetnam was hired in July 2009 as our President and CEO. Mr. Sweetnam received a long term incentive grant consisting of stock options and restricted stock units as well as a cash payment to be used to buy Dana common stock as part of his negotiated executive employment agreement. Additional information regarding these awards is set forth in the “Executive Agreements” section below. These awards were made i) as an inducement to join Dana, ii) to make up for forfeited incentive awards from his prior employer and iii) in lieu of the existence of a 2009 long term incentive grant at Dana. Many factors were considered in determining the appropriate long term incentive grant for Mr. Sweetnam, including the potential future value of the award, encouraging him to forego outstanding compensation awards at his previous employer and his previous employer’s record of consistently paying incentive compensation in recent years.

Equity awards granted for each of our named executive officers are set forth in the “Grants of Plan-Based Awards” table below.

Equity-Based Grant Practices

Under our equity-based granting practices, Dana makes regular equity-based grants to eligible employees, including named executive officers, in the first quarter of the calendar year at a regularly scheduled meeting of the Compensation Committee. Under our current practice, the exercise price, in the case of stock options, is the closing price of our common stock on the New York Stock Exchange on the day of the grant. Dana also may award equity-based grants during the year to newly hired executive officers as part of their compensation package or to executives based on a promotion during the year. In the case of equity-based grants to newly hired employees who may be executive officers within the meaning of Section 162(m) of the Internal Revenue Code (Covered Employees), or officers subject to Section 16 of the Exchange Act (Section 16 Officers), including named executive officers, the grants are authorized by the Compensation Committee.

Mitigation of Potential Risk in Pay Programs

We have reviewed our compensation policies and practices and determined that none are reasonably likely to have a material adverse effect on Dana. In order to avoid excessive risk taking behaviors, Dana has put into place several mechanisms including but not limited to stock ownership guidelines, caps on annual incentive payouts, financial performance-based annual incentive programs, long term incentive awards (which are delivered primarily in the form of equity), policies regarding multiple types of awards, and a practice of using multiple metrics to determine annual and long term incentive payouts. Stock ownership guidelines, as discussed below, encourage our executives to maintain a certain level of company ownership, thus encouraging them to have an interest in the long term success of the company. Long term incentive awards such as restricted stock units or performance shares or equity acquired externally count toward our stock ownership guidelines. Annual incentive payouts are capped at 250% of target to avoid decisions that may lead to an exorbitant payout in one year to the detriment of performance in following years. In addition, our 2008 Omnibus Incentive Plan has a “clawback” provision related to payments made in the event of financial restatements.

Stock Ownership Guidelines

Dana believes it is important to align the interests of its senior officers with those of our shareholders through ongoing stock ownership. Dana adopted stock ownership guidelines to encourage senior officers to own a significant number of shares of Dana’s common stock. The stock ownership guidelines are calculated based on a multiple of the senior officer’s annual base salary. Dana encourages its senior officers to achieve the targeted stock ownership levels within 5 years of being promoted or named to the applicable senior officer position.

Minimum Investment
Title	(Multiple of Base Salary)

Chief Executive Officer	5
Members of the Executive Committee	3
Vice Presidents	1

Employment Agreements

Dana determined it was necessary to offer executive employment agreements in certain limited circumstances to attract senior executives to Dana or encourage them to remain with Dana and forego retirement or other opportunities. As a result, Dana entered into executive employment agreements with Messrs. Devine, Sweetnam, Convis, Yost and Marcin on the terms further discussed under the “Executive Agreements” section below.

Severance Arrangements

Under limited circumstances, we offer severance benefit arrangements for senior executives in connection with their departure from Dana. These arrangements allow Dana and the former executive to agree upon the final terms of the executive’s service to Dana, providing both Dana and the former executive certainty as to their rights and obligations to each other, including restrictive covenants, non-compete agreements and consulting services. Our former President, Heavy Vehicle Products Group, Mr. Stanage, entered into a severance agreement during 2009. The terms of Mr. Stanage’s agreement are further discussed under the “Executive Agreements” section below.

Severance Plan/Change in Control

Dana adopted an Executive Severance Plan (Executive Severance Plan) in 2008. Each of our current named executive officers (except Messrs. Devine, Convis and Marcin with respect to ‘change-in-control’ related payments) participates under the Executive Severance Plan. The Executive Severance Plan was adopted in order to provide severance pay to eligible executives whose employment is terminated (i) prior to or within a specified period of time following a change in control or (ii) for a reason other than cause, death, total disability or voluntary resignation. Dana believes that such a plan helps to attract and retain executives by reducing the personal uncertainty that arises from the possibility of a future business combination or restructuring. Moreover, the Executive Severance Plan is designed to offset the uncertainty of executives regarding their own futures if a change in control or termination actually occurs. Dana believes that the Executive Severance Plan helps to increase shareholder value by encouraging the executives to consider change in control transactions that are in the best interest of Dana and its shareholders, even if the transaction may ultimately result in their termination of employment.

The Executive Severance Plan included a conditional excise tax gross-up provision, such that if the executive incurred any excise tax by reason of his or her receipt excess parachute payment, as defined in Section 280G of the Internal Revenue Code (Section 280G), the executive would be entitled to a gross-up payment only if the aggregate excess parachute payments exceeded 120% of the respective 280G limit. The amount of the gross-up payment would place the executive in the same after-tax position he or she would have been in had no excise tax applied. Under the Executive Severance Plan, Dana is required to reduce the executive’s change in control benefits by up to 20% of the 280G limit if doing so would avoid imposition of the Section 280G excise tax for the executive.

In 2009, all of our named executive officers who were eligible for the change in control severance benefit voluntarily waived the excise tax gross up provision excluding Mr. Yost, whose severance benefit is outlined in his executive employment agreement. As a result, any eligible executive officers would receive the better of the following change in control payments on an after-tax basis: i) change in control payment less excise tax (paid by executive), if the payment is deemed to be an excess parachute payment, and less other applicable income taxes or ii) change in control payment reduced to an amount such that an excise tax payment is not in effect, less other applicable income tax. If the excess parachute amount is not triggered, the change in control payment is not affected by any excise tax.

For more information on the terms and conditions of the change in control payments to certain of Dana’s named executive officers under the Executive Severance Plan, see the section entitled “Potential Payments upon Termination or Change in Control.”

Perquisites and Other Benefits

Executive Perquisites Plan

We have adopted an Executive Perquisites Plan that provides for an annual cash allowance to eligible employees (including our named executive officers) in lieu of individual executive perquisites. We determined that it was in Dana’s best interest to provide a cash allowance, in lieu of administering perquisite benefits, as part of a competitive pay package, which assists in recruiting and retaining talented executives from other companies that offer similar benefits. A fixed cash allowance also reduces costs to Dana of administering the various components of a perquisites program. Our Executive Chairman receives $75,000 per year. Our CEO is entitled to $100,000 annually and the remaining named executive officers are entitled to $35,000 annually.

Aircraft Usage

Pursuant to Messrs. Devine’s and Convis’ 2009 executive employment agreements, Dana paid transportation expenses to their residences in California, including use of a private aircraft. These arrangements were made to encourage them to join Dana while their residence and family remained in California and in lieu of relocation and home purchase assistance. This benefit is treated as taxable compensation for which Dana reimburses each of Messrs. Devine and Convis for the amount of the tax obligation. Dana utilized a service through which it pre-purchased flight hours for both executives.

Messrs. Devine and Convis voluntarily discontinued use of the private aircraft in May 2009 and began flying commercial aircraft only. Further, Mr. Devine’s executive employment agreement effective January 1, 2010, allows for commercial aircraft reimbursement only. The benefit will continue to be taxable compensation for which Dana will reimburse Mr. Devine for the amount of the tax obligation.

The aggregate cost of this benefit for both Mr. Devine and Mr. Convis is described further under the “Summary Compensation Table” below.

Use of Corporate Housing

Through August 2009, Dana owned three houses located on our former corporate campus in Toledo that historically were used by executive management for temporary housing and as meeting venues. These properties were sold in September 2009. In order to accommodate our need for temporary housing and in lieu of renting commercial hotel rooms, Dana has entered into an agreement to rent space in the houses from the new owner. Currently, Messrs. Devine, Convis, Marcin and Sweetnam utilize these houses. In addition, other non-local executives have stayed at these facilities on an infrequent basis when working in Toledo in lieu of purchasing hotel rooms.

Automotive Transportation Service

We provide our Executive Vice President and Chief Financial Officer, Mr. Yost, with access to automotive transportation service between his home located in the Detroit metropolitan area and our corporate headquarters in Maumee. We provide this benefit to Mr. Yost in lieu of relocation to the Toledo area. In addition, this benefit allows Mr. Yost to more efficiently and effectively conduct company business and do it in a safer manner while commuting approximately three hours a day.

Relocation Assistance

On a limited basis, Dana offers relocation benefits to our employees and new hires. The benefits under this program generally include some or all of the following benefits as needed; pre-commitment visits, miscellaneous expense allowances, tax assistance, home sale assistance, home purchase closing costs, household goods shipping, and temporary living expenses. Dana provides relocation benefits to encourage employees to relocate, sell their homes, help ease and accelerate the transition time for the employee and the family, and help employees remain focused on the business of Dana rather than on personal relocation issues. Our CEO and President, Mr. Sweetnam, and our CAO, Mr. Marcin, utilized the relocation program during 2009.

For more information on the benefits provided to Messrs. Sweetnam and Marcin, see the “Summary Compensation Table” and related footnotes below.

Special Reimbursement

Mr. Wallace was a participant in his previous employer’s deferred compensation program. As an inducement to join Dana, we agreed to compensate Mr. Wallace for benefits he forfeited when he departed from his previous employer and in light of the fact that Dana does not have a deferred compensation program. Because some of these payments were considered immediately taxable to Mr. Wallace, Dana agreed to provide a tax gross up when negotiating Mr. Wallace’s pay package to join Dana.

For more information on the benefits provided to Mr. Wallace, see the “Summary Compensation Table” and related footnotes below.

Additional Benefits

Dana provides additional benefits to attract and retain employees and to encourage employees to save money for their retirement. Dana’s standard U.S. retirement benefit consisted of a basic contribution equal to 3% of base salary through March 2009 into our Savings Works 401(k) plan, which was subject to the IRS 402(g) contribution limit of $7,350 for any eligible employee. Given the unprecedented economic situation generally, and particularly in the automotive industry, Dana discontinued the company basic 401(k) contribution equal to 3% of base salary effective April 1, 2009. No additional make-up contributions were made beyond this level to named executive officers. All eligible employees are able to contribute to the Savings Works 401(k) plan on a before and after tax basis. In 2009, the Savings Works 401(k) plan did not offer a 401(k) company matching contribution and, therefore, none of our named executive officers or other participating employees received a 401(k) company matching contribution.

Effective January 1, 2010, Dana established a “safe harbor” 401(k) plan, the Dana Retirement Savings Plan (the Plan). Under the terms of the Plan, Dana matches 100% of the employee’s contributions up to 3% of compensation and 50% of the employee’s contributions from 3% to 5% of compensation. Overall, this arrangement provides a maximum match of 4% of an employee’s contribution to an employee who contributes 5% of pay.

For purposes of determining Dana’s matching contribution, the compensation under the Plan is limited to the annual IRS qualified plan limit in effect for calendar year 2010, or $245,000. In addition, the maximum combined contribution of pre-tax and Roth contributions for 2010 is $16,500 (plus a $5,500 catch-up contribution for participants reaching age 50 by the end of 2010). At this time, we do not provide our executives with an opportunity to increase deferrals or receive credit under a nonqualified 401(k) plan that allows for consideration of compensation above $245,000.

On a limited basis, Dana has agreed to provide Supplemental Executive Retirement Plans (SERPs) to certain executives as part of their initial terms of employment. In most cases, when a SERP benefit was offered, it was to replace the executive’s existing retirement benefit forfeited when the executive left an employer to join Dana. For more information regarding SERPs, see the narrative following the “Pension Benefits” table below.

Adjustment of Performance-Based Compensation

In order to mitigate risk to Dana of paying either annual or long term incentives based on faulty financial results, we have a policy (Clawback Policy) regarding adjustment of performance-based compensation in the event of a restatement of our financial results that provides for the Compensation Committee to review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Compensation Committee makes a recommendation to the independent members of the Board as to whether to seek recovery from the officer of any compensation exceeding that to which he or she would have been entitled based on the restated results or to pay to the officer additional amounts to which he or she would have been entitled based on the restated results, as the case may be.

Impact of Accounting and Tax Treatments

Deductibility of Executive Compensation

Our objective is to comply with Section 162(m) of the Internal Revenue Code (Code), unless the Compensation Committee determines that it is in Dana’s best interests in unique circumstances to provide compensation to a “covered employee” that is not tax-deductible. From time to time, the Compensation

Committee approves compensation that does not meet the Section 162(m) requirements in order to ensure competitive levels of compensation for our senior executives or to recognize unique contributions and accomplishments, as was the case in 2009 regarding the Board’s approval of a Special Recognition Award payable to the bonus eligible employees, including our named executive officers, based on stronger than expected free cash flow and quality results which were critical for Dana in 2009 given unprecedented challenges with unpredictable customer volume levels.

In addition, for 2009, a portion of the compensation shown in the Summary Compensation Table for Messrs. Devine, Sweetnam and Convis in excess of $1,000,000 was not deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC Topic 718 (formerly SFAS No. 123(R)). There is more information about this accounting treatment in Note 9 to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee

Keith E. Wandell, Chairman
Mark A. Schulz
David P. Trucano
Jerome B. York

March 2, 2010

The following table summarizes the compensation of our Executive Chairman, President and CEO, Executive Vice President and CFO and our three other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2009 as well as certain other former executive officers for which disclosure is required for the 2009 fiscal year (collectively, the named executive officers) for services rendered during the years in all capacities to Dana and our subsidiaries.

SUMMARY COMPENSATION TABLE

Change in
Pension
Value and
Nonqualified
Non-Equity	Deferred
Stock	Option	Incentive Plan	Compensation	All Other
Name and	Salary	Bonus(7)	Awards	Awards	Compensation(10)	Earnings	Compensation	Total
Principal Position(1)	Year(6)	($)	($)	($)(8)	($)(9)	($)	($)	($)(11)(12)(13)	($)

John M. Devine(2)	2009	1,298,077	500,000	0	0	0	0	790,412	2,588,489
Executive Chairman	2008	916,667	1,500,000	950,000	5,092,000	0	0	1,208,078	9,666,745
James E. Sweetnam	2009	480,769	2,175,000	(14)	274,000	1,230,000	0	0	185,264	4,345,033
President and Chief Executive Officer
James A. Yost	2009	576,923	125,000	0	97,500	0	114,199	(17)	69,080	982,702
Executive Vice President and Chief Financial Officer	2008	365,909	651,440	1,092,725	1,197,014	0	66,282	172,880	3,546,250
Gary L. Convis(3)	2009	961,538	250,000	0	0	0	0	298,055	1,509,593
Vice Chairman	2008	850,000	1,515,356	285,000	3,581,022	0	0	1,311,671	7,543,049
Mark E. Wallace	2009	390,384	100,000	0	40,500	0	0	404,518	935,402
President — Heavy Vehicle Group
Robert H. Marcin	2009	519,231	225,000	(15)	0	0	0	0	92,151	836,382
Executive Vice President and Chief Administrative Officer	2008	458,333	125,000	681,250	1,771,897	0	0	82,364	3,118,844

SUMMARY COMPENSATION TABLE FOR FORMER EXECUTIVE OFFICERS

Change in
Pension
Value and
Nonqualified
Non-Equity	Deferred
Stock	Option	Incentive Plan	Compensation	All Other
Name and	Salary	Bonus	Awards	Awards	Compensation(10)	Earnings	Compensation	Total
Principal Position(1)	Year(6)	($)	($)(7)	($)(8)	($)(9)	($)	($)	($)(11)(12)(13)	($)

Ralf Goettel(4)(5)	2009	461,280	495,991	(16)	0	13,500	0	47,923	(18)	41,548	1,060,242
Vice President — Global	2008	444,106	0	450,491	337,886	0	110,277	66,478	1,409,238
Engineering and Business	2007	445,446	0	0	0	1,333,127	25,995	35,289	1,839,857
Development — Sealing and Thermal Products
Nick L. Stanage(19)	2009	337,821	0	0	45,000	0	0	1,642,452	2,025,273
President — Heavy Vehicle Products	2008	410,167	0	543,837	350,623	0	84,597	96,397	1,485,621

Footnotes:

(1)	The current position held by the named executive officer as of March 1, 2010 is set forth in the table (except for Mr. Convis who retired at the end of the year and those former executive officers in our Summary Compensation Table for Former Executive Officers).

(2)	Mr. Devine also served as our Chairman, Chief Executive Officer and President from January 1, 2009 until July 1, 2009.

(3)	Mr. Convis retired as our Vice Chairman on December 31, 2009 and became a Senior Advisor to Dana.

(4)	Mr. Goettel is a citizen of Germany who is employed full-time in Europe. Mr. Goettel’s compensation is paid in Euros. We have converted Mr. Goettel’s compensation in this table as well as each table below into U.S. Dollars based on the Euro conversion rate on December 31, 2009 which was Euro 1.4415 to $1.00. Disclosures related to Mr. Goettel’s compensation in 2008 and 2007 were calculated based on the conversion rates of the Euro at December 31 of those respective years.

(5)	Mr. Goettel served as our President — Sealing Products, Dana Europe, and Thermal Products until he assumed his current position as Vice President — Global Engineering and Business Development for Sealing and Thermal Products on September 29, 2009.

(6)	We have disclosed full year compensation only for those years during which the executive was a named executive officer.

(7)	This column includes a Special Recognition Award (ranging from 12% to 32% of customary target annual bonus amount) for 2009 as discussed in the “Compensation Discussion and Analysis” section.

(8)	With respect to 2009, Mr. Sweetnam received a restricted stock unit award pursuant to the terms of his executive employment agreement. This amount is calculated based on the closing price of our common stock on December 31, 2009. With respect to 2008 grants, this column shows performance-based compensation and reflects the award value at the date of the grant based on the most probably outcome of the performance conditions to which the award is subject in accordance with FASB ASC Topic 718. There were no grants in 2007. For additional information on the assumptions used in determining fair value for share-based compensation, refer to notes 1 and 9 of the Notes to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2009. See “Grants of Plan-Based Awards” table below for information on awards made in 2009. See the “Outstanding Equity Awards at Fiscal Year-End” table for information on the market value of shares not vested as of December 31, 2009.

(9)	This column shows performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflects the full grant date fair values in accordance with FASB ASC Topic 718. Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules. For additional information on the assumptions used in determining the value for share-based compensation, refer to notes 1 and 9 of the Notes to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2009. See “Grants of Plan-Based Awards” table below for information on awards made in 2009. See the “Outstanding Equity Awards at Fiscal Year-End” table for information on the number of exercisable and unexercisable options held, option exercise price, and option expiration dates as of December 31, 2009.

(10)	This column shows the cash incentive awards earned for performance under our Annual Incentive Program (AIP). It also reflects a payment to Mr. Goettel in 2007 under our former EIC program which no longer exists. We report cash incentive awards in the year in which they are earned, regardless of whether payment is made then or in the following year. No awards were earned under our AIP for the 2008 performance period and we did not have an AIP in 2009. See the “Compensation Discussion and Analysis” section above regarding our AIP.

(11)	The total values shown for the individuals during 2009 include the perquisites and benefits set forth below and in footnotes (12) and (13) (where the aggregate value for the particular individual is in excess of $10,000). See the “Compensation Discussion and Analysis” section above regarding our executive perquisites allowance:

•	John M. Devine — $75,000 for perquisite allowance; $624,446 representing the aggregate amount paid by Dana for pre-payment of flight hours to private service for aircraft usage through May 2009 and commercial airfare beginning June 2009; $7,350 for Dana contribution to SavingsWorks (401K); $10,152 for the incremental costs associated with corporate housing and $1,215 for the premium associated with an Accidental Death and Dismemberment (AD&D) policy.

•	James E. Sweetnam — $100,000 for perquisite allowance; $25,000 reimbursement for legal fees in connection with negotiation of executive employment agreement; $1,890 for COBRA reimbursement; $29,497 for temporary housing expenses and $450 for the premium associated with an AD&D policy.

•	James A. Yost — $35,000 for perquisite allowance; $23,841 for automotive transportation service; $4,500 for Dana contribution to SavingsWorks (401K) and $540 for the premium associated with an AD&D policy.

•	Gary L. Convis — $75,000 for perquisite allowance; $164,993 representing the aggregate amount paid by Dana for pre-payment of flight hours to private service for aircraft usage through May 2009 and commercial airfare beginning September 2009; $7,350 for Dana contribution to SavingsWorks (401K); $10,152 for the incremental costs associated with corporate housing and $900 for the premium associated with an AD&D policy.

•	Mark E. Wallace — $35,000 for perquisite allowance; $3,005 for COBRA reimbursement; $2,813 for Dana contribution to SavingsWorks (401K); $242,680 as an inducement to join Dana and $353 for the premium associated with an AD&D policy.

•	Robert H. Marcin — $35,000 for perquisite allowance; $17,738 representing the aggregate amount paid by Dana for pre-payment of flight hours for one personal trip in May 2009 during which he accompanied John Devine; $4,050 for company contribution to SavingsWorks (401K); $20,823 for the incremental cost associated with corporate housing and $486 for the premium associated with an AD&D policy.

•	Ralf Goettel — $17,131 for automobile allowance; $17,978 for tax planning and $408 for the premium associated with an AD&D policy.

•	Nick L. Stanage — $29,167 for perquisite allowance; $3,188 for Dana contribution to SavingsWorks (401K) and $319 for the premium associated with an AD&D policy.

(12)	During 2009, Dana made the following severance and separation payments:

•	Nick L. Stanage — $425,000 severance payment; $1,047,750 SERP payment to be made May 1, 2010 in accordance with IRC Section 409A (as further described in the “Pension Benefits” table below) but included in the amount shown; $75,000 for other considerations; $25,000 for outplacement services; $20,682 for subsidized COBRA for 18 months and $16,346 vacation payout.

(13)	During 2009, Dana made the following tax “gross up” payments:

•	John M. Devine — $72,249 aggregate tax gross up consisting of $43,737 for aircraft usage; $17,778 for corporate housing and $10,734 for additional tax gross up.

•	James E. Sweetnam — $28,428 aggregate tax gross up consisting of $18,328 for reimbursement of legal expenses associated with negotiation of his executive employment agreement; $9,650 for relocation expenses and $450 for COBRA reimbursement.

•	James A. Yost — $5,199 aggregate tax gross up for automotive transportation service.

•	Gary L. Convis — $39,660 aggregate tax gross up consisting of $10,830 for aircraft usage; $10,745 for corporate housing and $18,085 for additional tax gross up.

•	Mark E. Wallace — $120,667 aggregate tax gross up consisting of $119,323 for inducement to join Dana and $1,344 for COBRA reimbursement.

•	Robert H. Marcin — $14,054 aggregate tax gross up consisting of $2,357 for aircraft usage and $11,697 for corporate housing.

•	Ralf Goettel — $6,031 aggregate tax gross up for tax planning.

(14)	In addition to the Special Recognition Award noted above, this amount represents i) a one-time payment of $550,000 to compensate Mr. Sweetnam for the loss of cash-based long term incentive awards from his previous employer; ii) a one-time cash award of $500,000 to be used to purchase Dana common stock and iii) a sign-on cash award in the amount of $1,000,000. An additional $1,000,000 will be paid to Mr. Sweetnam on July 1, 2010. Each of these amounts was awarded pursuant to the terms of Mr. Sweetnam’s employment agreement.

(15)	This amount represents the second half of a one-time cash award of $250,000 for Mr. Marcin agreeing to become our Chief Administrative Officer paid in February 2009.

(16)	This amount represents a one-time cash retention award of $461,280 paid in 2009 to Mr. Goettel pursuant to a retention agreement entered into in July 2008 with Mr. Goettel.

(17)	Mr. Yost has a supplemental executive retirement plan. See the “Pension Benefits” table below for additional information.

(18)	Mr. Goettel has a German Pension Benefit Obligation Plan. The pension plan provides an annual contribution of 18% of Mr. Goettel’s annual salary which is multiplied by an age factor. The actual balance of the pension account is $1,393,894 (966,975 multiplied by 1.4415) at age 60. For purposes of this calculation, we took the actual balance of the pension account as of December 31, 2009 as a basis and determined the value using the age, invalidity and mortality factors. An interest rate of 5.2% was applied in 2009. See the “Pension Benefits” table below.

(19)	Mr. Stanage resigned from Dana effective October 31, 2009.

The following table contains information on grants of awards to named executive officers in the fiscal year ended December 31, 2009 under Dana’s Plan.

GRANTS OF PLAN-BASED AWARDS IN 2009 FISCAL YEAR

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
					Estimated Future Payouts			Number of	Number of	or Base	Value of
		Estimated Future Payouts Under			Under Equity Incentive Plan			Shares of	Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards(2)			Awards(3)(4)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)(8)	($)(9)

John M. Devine(1)	—
James E. Sweetnam	—
	7/1/09							200,000 (5)			274,000
	7/1/09								1,500,000 (6)	1.37	1,230,000
James A. Yost	—
	3/18/09								325,000 (7)	0.51	97,500
Gary L. Convis(1)	—
Mark E. Wallace	—
	3/18/09								135,000 (7)	0.51	40,500
Robert H. Marcin(1)	—
Ralf Goettel	—
	3/18/09								45,000 (7)	0.51	13,500
Nick L. Stanage	—
	3/18/09								150,000 (7)	0.51	45,000

Footnotes:

(1)	Messrs. Devine, Convis and Marcin did not receive any grants of plan-based awards during 2009.

(2)	As discussed in the “Compensation Discussion and Analysis” section, we did not have an AIP during 2009.

(3)	As discussed in the Long Term Incentive Awards portion of the “Compensation Discussion and Analysis” section above, we did not issue performance share grants in 2009. As reported in the Grants of Plan Based Awards table for 2008, Dana issued performance share grants on April 16, 2008 under our 2008 Long Term Incentive Program that were based on performance for the three-year period 2008 to 2010. On March 2, 2010 our Compensation Committee determined that the financial metrics for the 2009 performance period were met at target level, and as a result, the 25% of shares allocated to the 2009 performance period were earned under our 2008 Long Term Incentive Program. For performance shares granted on October 31, 2008, where potential payout is based on performance for the three-year period 2009 to 2011, shares allocated to the 2009 performance period were earned. Please refer to the “Options Exercised and Stock Vested” table below for additional information.

(4)	Mr. Stanage forfeited his remaining performance shares upon his departure from Dana on October 31, 2009.

(5)	This amount represents restricted stock units granted to Mr. Sweetnam for forfeited compensation from his prior employer when he became our Chief Executive Officer and President. Restricted stock units granted vest 100% on February 28, 2011.

(6)	This amount represents stock options granted to Mr. Sweetnam for forfeited compensation from his prior employer when he became our Chief Executive Officer and President, vesting in 1/3rd increments beginning on the first year anniversary date of the grant with a 10-year term.

(7)	This amount represents stock options (or SARs in the case of Mr. Goettel) awarded in 2009. All such options vest in 1/3rd increments annually beginning on the first year anniversary date of the grant with a 10-year term.

(8)	The exercise price is the closing stock price of Dana’s common stock on the New York Stock Exchange on the date of grant.

(9)	This column represents the fair value (at grant date) of stock options, stock appreciation rights and restricted stock unit awards granted to each of the named executive officers in 2009. The value of restricted stock units is calculated using the closing stock price on the date of grant. The stock option and SAR grant valuation reflects the full grant date fair values in accordance with FASB ASC Topic 718.

2008 Dana Holding Corporation Omnibus Incentive Plan.  The 2008 Dana Holding Corporation Omnibus Incentive Plan (the Plan) is administered by the Compensation Committee. The Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based and non-stock based awards under the Plan.

The maximum number of shares of Dana’s common stock available under the Plan is 16,090,000 shares. Any shares related to awards that terminate or are forfeited are added back to the pool. The aggregate number of shares of common stock actually issued or transferred by Dana upon the exercise of incentive stock options may not exceed 4,000,000 shares. We have not granted any incentive stock options under the Plan. Further, no participant may be granted option rights or appreciation rights for more than 2,000,000 shares of common stock during any calendar year, subject to adjustments as provided in the Plan. In no event may any participant receive restricted shares, restricted stock units or performance shares in the aggregate for more than 1,000,000 shares of common stock during any calendar year, or receive an award of performance units having an aggregate maximum value as of their respective dates of grant in excess of $10,000,000. The maximum number of shares that may be granted under the Plan is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. No grants may be made under the Plan after December 25, 2017.

Under the Plan, the Board of Directors may also, in its discretion, authorize the granting to non-employee directors of option rights and appreciation rights and may also authorize the grant of other types of awards. Upon a change in control of Dana, except as otherwise provided in the terms of the award or as provided by the Compensation Committee, to the extent outstanding awards are not assumed, converted or replaced by the resulting entity, all outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to outstanding awards will lapse and become fully vested and non-forfeitable, and any specified performance measures with respect to outstanding awards will be deemed to be satisfied at target levels.

The following table provides information on stock option, stock appreciation rights, restricted stock unit and performance share grants awarded pursuant to the Plan for each named executive officer and as outstanding as of December 31, 2009. Each outstanding award is shown separately. The market value of the stock awards is based on the closing market price of Dana common stock on December 31, 2009 of $10.84 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity Incentive		Equity Incentive
	Number								Plan Awards:		Plan Awards:
	of	Number of						Market Value	Number of		Market or
	Securities	Securities				Number of		of Shares or	Unearned		Payout Value of
	Underlying	Underlying				Shares or		Units of	Shares,		Unearned Shares,
	Unexercised	Unexercised		Option		Units of Stock		Stock That	Units or Other		Units or Other
	Options	Options		Exercise	Option	That Have		Have Not	Rights That		Rights That
	(#)	(#)		Price	Expiration	Not Vested		Vested	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	Vested (#)		Vested ($)
John M. Devine	533,333	266,667	(1)	12.75	2/4/18
	333,333	666,667	(2)	1.90	10/31/18	166,667	(10)	1,806,670	166,667	(14)	1,806,670
James E. Sweetnam		1,500,000	(3)	1.37	7/1/19	200,000	(11)	2,168,000
James A. Yost	85,781			12.25	5/13/18				31,225	(15)	338,479
	47,486	94,972	(4)	12.25	5/13/18
		325,000	(5)	.51	3/18/19
Gary L. Convis		0	(6)	10.06	3/28/18	0	(12)	35,924
	3,787	0	(7)	10.06	1/30/10
	255,633	511,267	(8)	10.00	4/16/18
	100,000	200,000	(2)	1.90	12/31/14
					10/31/18	50,000	(10)	542,000	50,000	(14)	542,000
Mark Wallace		135,000	(5)	.51	3/18/19
	12,833	25,667	(9)	2.09	11/3/18	5,000	(13)	54,200	8,500	(15)	92,140
Robert H. Marcin	127,808	255,616	(8)	10.00	4/16/18				28,125	(15)	304,875
	41,666	83,334	(2)	1.90	10/31/18	20,834	(10)	225,841	20,834	(14)	225,841
Ralf Goettel	25,714	51,429	(8)	10.00	4/16/18				16,895	(15)	183,142
		45,000	(5)	.51	3/18/19
Nick L. Stanage	26,683	0	(8)	10.00	4/30/10				0	(15)
		0	(5)	.51	3/18/19

Footnotes:

(1)	Options vest in 1/3rd increments annually with the remaining vesting date of August 4, 2010.

(2)	Options vest in 1/3rd increments annually with the remaining vesting dates of October 31, 2010 and October 31, 2011. Mr. Convis’ stock options will expire on December 31, 2014 (five years from the date he retired from employment with Dana).

(3)	Options vest in 1/3rd increments annually with vesting dates of July 1, 2010, July 1, 2011 and July 1, 2012.

(4)	Options vest in 1/3rd increments annually with the remaining vesting dates of May 13, 2010 and May 13, 2011.

(5)	Options (SARS in the case of Mr. Goettel) vest in 1/3rd increments annually with vesting dates of March 18, 2010, March 18, 2011 and March 18, 2012. Mr. Stanage forfeited his unexercisable stock options upon his departure from Dana on October 31, 2009.

(6)	Options that cliff vest on March 28, 2011. Mr. Convis forfeited these stock options upon his voluntary resignation from the Board of Directors effective December 31, 2009, prior to the vesting date.

(7)	Options vest in 1/3rd increments annually with the remaining vesting dates of March 28, 2010 and March 28, 2011. Mr. Convis forfeited his unexercisable stock options upon his voluntary resignation from the Board of Directors effective December 31, 2009, prior to the vesting date. Mr. Convis’ had thirty days from the effective date of his resignation to exercise his vested stock options. Mr. Convis exercised those options on January 21, 2010.

(8)	Options vest in 1/3rd increments annually with the remaining vesting dates of April 16, 2010 and April 16, 2011. Mr. Stanage forfeited his unexercisable stock options upon his departure from Dana on October 31, 2009. Mr. Stanage has six months from the effective date of his departure to exercise his vested stock options.

(9)	Options vest in 1/3rd increments annually with the remaining vesting dates of November 3, 2010 and November 3, 2011.

(10)	Restricted stock units vest in 1/3rd increments annually with the remaining vesting dates of October 31, 2010 and October 31, 2011.

(11)	Restricted stock units that cliff vest on December 28, 2011.

(12)	Restricted stock units vest in 1/3rd increments annually with the remaining vesting dates of March 28, 2010 and March 28, 2011. Mr. Convis forfeited these restricted stock units upon his voluntary resignation from the Board of Directors effective December 31, 2009, prior to the vesting date.

(13)	Restricted stock units vest in 1/2 increments annually with the remaining vesting date of November 3, 2010.

(14)	Performance shares awarded in 2008 based on the number of shares to be earned at “target” level for 2010 and 2011 under our 2008 Omnibus Incentive Plan.

(15)	Performance shares awarded in 2008 based on the number of shares to be earned at “target” level for 2010. Mr. Stanage forfeited his performance share grant upon his departure from Dana on October 31, 2009.

The following table provides information concerning the exercise of stock options and the vesting of performance shares and restricted stock units, during the fiscal year ended December 31, 2009, for each of the named executive officers. None of the named executive officers exercised any Dana stock options during 2009.

OPTIONS EXERCISES AND STOCK VESTED DURING 2009 FISCAL YEAR

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired		Value Realized
	on Exercise	on Exercise	on Vesting		on Vesting
Name	(#)	($)	(#)		($)
John M. Devine			83,333	(1)	471,665	(5)
			83,333	(2)	783,330	(6)
James A. Yost			15,612	(9)	184,378	(10)
Gary L. Convis			1,656	(3)	811	(7)
			25,000	(1)	141,500	(5)
			25,000	(2)	235,000	(6)
Mark Wallace			5,000	(4)	30,300	(8)
			4,250	(9)	50,193	(10)
Robert H. Marcin			10,416	(1)	58,955	(5)
			10,416	(2)	97,910	(6)
			14,063	(9)	166,084	(10)
Ralf Goettel			8,447	(9)	99,759	(10)

Footnotes:

(1)	This amount represents restricted stock units awarded in 2008 that vested 1/3rd on October 31, 2009.

(2)	This amount represents performance shares awarded in 2008 but earned in 2009 (1/3rd of grant).

(3)	This amount represents restricted stock units that vested 1/3rd on March 28, 2009.

(4)	This amount represents restricted stock units that vested 1/2 on November 3, 2009.

(5)	This amount was calculated based on the closing price of our common stock on October 30, 2009.

(6)	This amount was calculated based on the closing price of our common stock on December 16, 2009.

(7)	This amount was calculated based on the closing price of our common stock on March 30, 2009.

(8)	This amount was calculated based on the closing price of our common stock on November 3, 2009.

(9)	This amount represents performance shares awarded for 2009 on March 15, 2010 (25% of 2008 performance share grant).

(10)	This amount was estimated based on the closing price of our common stock on March 15, 2010.

The following table contains information with respect to the plans that provide for payments or other benefits to our named executive officers at, following, or in connection with retirement. The number of years of credited service and the actuarial present values in the table are computed as of December 31, 2009, the pension plan measurement date used for reporting purposes with respect to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2009. Messrs. Devine, Convis, Marcin, Sweetnam and Wallace do not participate in any pension or supplemental retirement plans.

PENSION BENEFITS

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)

James A. Yost	Supplemental Executive Retirement Plan	1.6137	180,481 (1)	0
Ralf Goettel	German Pension Benefit Obligation	16	620,615 (2)	0
Nick L. Stanage	Supplemental Executive Retirement Plan	4	1,047,750 (3)	0

Footnotes:

(1)	Mr. Yost is a party to a supplemental executive retirement plan that was created upon Mr. Yost becoming our Executive Vice President & Chief Financial Officer in May 2008. The plan states his normal retirement date is the first of the month following age 62. The plan is credited on the first day of each calendar year. Accordingly, this amount is the balance as of January 1, 2010. This credit is also reflected in footnote 17 of the “Summary Compensation Table”.

(2)	Mr. Goettel has a German Pension Benefit Obligation Plan. The pension plan provides an annual contribution of 18% of Mr. Goettel’s annual salary which is multiplied by an age factor. The actual balance of the pension account is $1,393,894 (966,975 Euros multiplied by an exchange rate of 1.4415) at age 60. For purposes of this calculation, we took the actual balance of the pension account as of December 31, 2009 as a basis and determined the value using the age, invalidity and mortality factors. An interest rate of 5.2% was applied in 2009.

(3)	Mr. Stanage is a party to a supplemental executive retirement plan. This benefit to Mr. Stanage will be paid out effective May 1, 2010, in accordance with IRC Section 409A. Under the terms of Mr. Stanage’s plan, he is entitled to 50% of his normal retirement benefit of $2,095,500 because his departure was treated as an involuntary termination. This amount is also reflected in footnote 12 to the “Summary Compensation Table” above.

Pension and Retirement Plans

Mr. Yost is eligible to receive a non-qualified supplement retirement benefit under his supplemental executive retirement plan that was created when he became our Executive Vice President and Chief Financial Officer in May 2008. Under the terms of Mr. Yost’s supplemental executive retirement plan, Dana created a notional defined contribution account that is unfunded and subject to the claims of Dana’s general creditors. Dana credits Mr. Yost’s account as follows: (a) 20% of Mr. Yost’s annual base pay; and (b) 20% of Mr. Yost’s annual incentive plan award; less (c) the basic credit provided to Mr. Yost under Dana’s SavingsWorks (401(k)) plan (without regard to any matching contributions). Dana credits the accumulated balance in his account with an annualized return of 5% compounded annually. Once Mr. Yost satisfies a three-year vesting requirement, he will be eligible to receive the accumulated balance of his account when his employment with Dana ceases. Additionally, after three years of service with Dana, or when, if earlier, while employed by Dana, Mr. Yost: (a) dies; (b) becomes disabled; (c) is terminated without cause; or (d) resigns for good reason, Mr. Yost’s interest in his account will vest and the accumulated balance will be payable to him (or his beneficiary in the event of death) in a lump sum amount on his termination of employment.

Under the terms of Mr. Goettel’s German Pension Benefit Obligation Plan, if he continues employment with Dana to normal retirement age, as determined by German law, he will receive a retirement benefit of $1,644,796. If Mr. Goettel terminates his employment, either voluntarily or involuntarily, the contribution to his pension plan will be discontinued, but the benefit would be available to him at normal retirement age. If Mr. Goettel dies, his widow would be entitled to 100% of the pension value on the date of his death. If Mr. Goettel dies and he does not have a widow, his child would receive 50% of the pension value at the date of his death, if the child is under 18 years of age or under 27 years of age and attending an educational institute. If none of these situations is the case, the pension value remains with Dana.

Mr. Stanage had an individual supplemental executive retirement plan designed to provide him with certain non-qualified retirement benefits forfeited when he terminated his prior employment to join Dana. Under the terms of Mr. Stanage’s plan, if he continued employment with Dana to his normal retirement age

(age 62), he would have received a normal retirement benefit of $2,095,500 payable in a lump sum. If Mr. Stanage died, became disabled or was involuntarily terminated from employment by Dana for any reason other than “cause” (as defined in the plan) before he reached age 62, he (or his estate) would have been entitled to a portion of his normal retirement benefit (not exceeding 100%) equal to the greater of (i) his normal retirement benefit multiplied by a fraction, the numerator of which is his years of credited service (as shown in the above table) and the denominator of which is 15 and 4/12, or (ii) 50% of his normal retirement benefit. Mr. Stanage resigned from Dana on October 31, 2010 which was treated as an involuntarily termination. As discussed above in footnote 12 to the Summary Compensation Table, Mr. Stanage was eligible for a partial benefit of $1,047,750.

EXECUTIVE AGREEMENTS

We entered into initial executive employment agreements with Messrs. Devine, Convis and Marcin in April 2008. As described above in the “Compensation Discussion and Analysis” section, we extended and amended these agreements by executing new executive employment agreements with Messrs. Convis, Devine and Marcin effective January 1, 2009. On January 1, 2010, Dana and Mr. Devine extended his executive employment agreement for an additional term; Mr. Convis elected to retire on December 31, 2009. We entered into an executive employment agreement with Mr. Sweetnam in July 2009 and Mr. Yost in May 2008.

John Devine

In connection with Mr. Devine’s appointment as Chairman, Chief Executive Officer and President, Dana executed an executive employment agreement effective January 1, 2009. Our Board of Directors approved the following compensation arrangement:

•	$1,350,000 annual base salary effective January 1, 2009;

•	a one-time cash contract extension award of $1,500,000;

•	a 2009 annual target bonus of 150% of his annual base salary;

•	a grant of options to purchase 1,000,000 shares of common stock;

•	a grant of 250,000 performance shares; and

•	a grant of 250,000 restricted stock units, vesting ratably over a three-year period.

As described in the “Compensation Discussion and Analysis” section above, Dana executed a new executive employment agreement effective January 1, 2010. Our Board of Directors approved the following compensation arrangement:

•	$1,000,000 annual base salary effective January 1, 2010;

•	a 2010 annual target bonus of 150% of his annual base salary;

•	executive severance including base salary through December 31, 2010 and eligibility for full-year bonus, based on actual results and paid when senior executives receive their bonus; and

•	reimbursement for cost of travel from his home residence via commercial aircraft and corresponding tax gross up.

Gary Convis

In connection with Mr. Convis’ appointment as Vice Chairman, Dana executed an executive employment agreement effective January 1, 2009. Our Board of Directors approved the following compensation arrangement:

•	$1,000,000 annual base salary effective January 1, 2009;

•	a one-time cash contract extension award of $750,000;

•	a 2009 annual target bonus of 100% of his annual base salary;

•	a grant of options to purchase 300,000 shares of our common stock;

•	a grant of 75,000 performance shares; and

•	a grant of 75,000 restricted stock units.

As described in the “Compensation Discussion and Analysis” section above, Dana executed an agreement with Mr. Convis effective January 1, 2010. Our Board of Directors approved the following compensation arrangement:

•	$850,000 annual fee effective January 1, 2010;

•	a 2010 annual incentive opportunity of $950,000; and

•	reimbursement for cost of travel from home residence via commercial aircraft and corresponding tax gross up.

Robert Marcin

Under the terms of his January 2009 executive employment agreement approved by our Board of Directors, Mr. Marcin is entitled to the following:

•	$540,000 annual salary;

•	2009 annual target bonus of 75% of his annual base salary;

•	a grant of options to purchase 125,000 shares of common stock;

•	a grant of 31,250 performance shares;

•	a grant of 31,250 restricted stock units;

•	participation in any annual bonus, stock equity participation and long term incentive programs generally applicable to senior executives;

•	payment or reimbursement for reasonable temporary living expenses and access to one of Dana’s guest houses; relocation assistance; and

•	participation in all benefit plans, perquisites, allowances and other arrangements generally applicable to senior executives, including (without limitation) life and disability insurance, bonus pools, stock options and stock ownership programs. Mr. Marcin is not entitled to participate in Dana’s health care benefit plans.

James Sweetnam

Under the terms of his July 2009 executive employment agreement approved by our Board of Directors, Mr. Sweetnam is entitled to the following:

•	$1,000,000 annual based salary;

•	an annual target bonus of 100% of base salary based on the achievement of performance measures;

•	an initial grant of options to purchase 1,500,000 shares of common stock;

•	for the purpose of compensating Mr. Sweetnam for the loss of unvested restricted stock from his previous employer, a grant of 200,000 restricted stock units, vesting on February 28, 2011;

•	for the purpose of compensating Mr. Sweetnam for the loss of cash-based long term incentive awards from his previous employer, a cash inducement award of $550,000;

•	a cash award to purchase Dana common stock in the amount of $500,000;

•	a sign-on cash award of $2,000,000 payable in two equal installments on July 1, 2009 (his first day of employment) and July 1, 2010;

•	participation in Dana’s relocation program;

•	for the purpose of compensating Mr. Sweetnam for a lost opportunity to receive future cash benefits from his previous employer, a supplemental benefit in the amount of $2,200,000, vesting and becoming payable in equal annual installments on the first six anniversaries of his first day of employment (July 1, 2009);

•	participation in Dana’s Executive Perquisite Plan;

•	reimbursement of professional fees and costs incurred by Mr. Sweetnam in connection with negotiation and documentation of his employment arrangements in an amount not to exceed $25,000; and

•	participation in Dana’s Executive Severance Plan.

James Yost

In connection with Mr. Yost’s appointment as Executive Vice President and Chief Financial Officer, Dana executed an executive employment agreement in May 2008 with Mr. Yost approved by the Board of Directors. Under the terms of the executive employment agreement, Mr. Yost is entitled to the following:

•	$600,000 annual base salary;

•	a one time sign-on payment of $250,000 in cash;

•	an annual target bonus of 75% of his annual base salary without proration for 2008;

•	an initial grant of (i) options to purchase 142,458 shares of common stock; (ii) 62,449 performance shares and (iii) future long term incentive award opportunities based upon 255% of the value of Mr. Yost’s then existing salary;

•	for the purpose of making Mr. Yost whole from forfeited compensation from his prior employer (i) a one time cash payment of $401,440; (ii) 85,781 immediately, fully vested stock options and (iii) 26,753 fully-vested shares of common stock;

•	at the end of Mr. Yost’s initial employment term and at the end of each renewal term (if any), all unvested long term incentive awards will become fully vested and earned by Mr. Yost based on corporate performance;

•	in the event of a change in control, any unvested options shares or performance shares will immediately vest and become exercisable;

•	a supplemental executive retirement plan, as described above under the “Pension Benefits” table;

•	car and driver service, as needed, between Toledo and Mr. Yost’s residence in metropolitan Detroit as well as access to one of Dana’s guest houses (subject to availability);

•	participation in Dana-sponsored employee welfare benefit plans, programs and arrangements;

•	participation in Dana’s Executive Perquisite Plan;

•	reimbursement of reasonable legal fees for negotiating Mr. Yost’s employment agreement and supplemental executive retirement plan;

•	other usual and customary benefits in which senior executives participate and other fringe benefits and perquisites as may be made available to senior executives (including but not limited to inclusion in the Executive Severance Plan); and

•	“gross-up” payments upon becoming subject to (i) excise tax on any compensation under Mr. Yost’s executive employment agreement and (ii) upon any payment to Mr. Yost upon a change in control.

Mr. Yost’s executive employment agreement also provides for certain payments in the event that Mr. Yost’s position with Dana is involuntarily terminated by Dana without cause or he resigns for ‘good reason’.

POTENTIAL PAYMENTS AND BENEFITS
UPON TERMINATION OR CHANGE IN CONTROL

As discussed in the “Compensation Discussion and Analysis” section above, Dana adopted an Executive Severance Plan that applies to certain senior executives, including our named executive officers. During 2008, Messrs. Devine, Convis and Marcin waived change in control payments they might be entitled to under the Executive Severance Plan described below. As discussed above under the caption “Executive Agreements”, these three executives were parties to executive employment agreements during 2009 with Dana containing the potential payments and benefits they are eligible for upon termination or change in control which are discussed below. Mr. Stanage entered into a severance agreement with us upon his departure from Dana in 2009.

Set forth below is a description of our Executive Severance Plan (applicable to eligible executive officers, including named executive officers, but excluding Messrs. Devine, Convis and Marcin as to “change in control” provisions) as well as a description of the severance agreement with Mr. Stanage. This is followed by tables relating to Messrs. Devine, Sweetnam, Yost, Marcin, Wallace and Goettel as well as a description of what compensation and benefits Mr. Convis was entitled to as a result of his retirement from Dana on December 31, 2009.

Executive Severance Plan

Change in Control.  All eligible executive officers, except our CEO, who incur a qualifying termination will be entitled to receive two years of salary and twice his or her target bonus for the year in which termination occurs. Our CEO is entitled to receive three years of salary and three times his target bonus for the year in which termination occurs. In addition, each named executive officer will be entitled to: (1) the full amount of any earned but unpaid base salary through the date of termination plus a cash payment for all unused vacation time accrued as of the termination date; (2) a pro rata portion of his or her annual bonus for the year in which termination occurs; (3) all equity awards held by a terminated eligible employee all of which vest in full and become fully exercisable as of the termination date; (4) any actual award credited to an eligible employee in connection with Dana’s performance awards all of which vest in full as of date of termination; (5) medical insurance, prescription drug and dental insurance plans as well as basic life insurance at the same cost structure available to active employees; (6) the employee assistance program; (7) reasonable costs of outplacement services not to exceed $25,000 ($50,000 for our CEO). The period of coverage for medical insurance, prescription drug and dental insurance plans as well as basic life insurance is two years (three years for our CEO). Notwithstanding the foregoing, the coverage period will terminate earlier if the executive receives similar coverage from a subsequent employer.

Each executive is also entitled to receive reimbursement for all costs incurred in procuring health and dental care coverage for such employee and his or her eligible dependents under COBRA after the health benefits described above conclude.

Our Executive Severance Plan included a conditional excise tax gross-up provision such that if the executive incurred any excise tax by reason of his or her receipt of any payment that constituted an excess parachute payment, as defined in Section 280G of the Internal Revenue Code, the executive would be entitled to a gross-up payment only if the aggregate excess parachute payments exceeded 120% of the respective 280G limit. The amount of the gross-up payment would place the executive in the same after-tax position he or she would have been in had no excise tax applied. Under the plan, Dana is required to reduce the executive’s change in control benefits by up to 20% of the 280G limit if doing so avoids imposition of the 280G excise tax for the executive.

In 2009, executives who were eligible for the change in control benefit voluntarily waived the excise tax gross up provision. All named executive officers who were eligible for the benefit voluntarily waived the gross up provision with the exception of Mr. Yost whose terms of employment include this benefit. As a result, any eligible executive officers (other than Mr. Yost) would receive the better of the following change in control payments on an after-tax basis: i) change in control payment less excise tax (paid by executive), if the payment is deemed to be an excess parachute payment, and less other applicable income taxes or ii) change in control payment reduced to an amount such that an excise tax payment is not in effect, less other applicable income taxes. If the excess parachute amount is not triggered, the change in control payment is not affected by any excise tax.

Regular Severance Pay.  In the event any eligible executive officer, except our CEO, is involuntarily terminated by Dana without cause and such termination occurs prior to a change in control date, Dana will pay the executive an amount based on his or her annual base salary in effect on the date of termination for a period of 12 months. Our CEO is entitled to receive an amount based on his annual base salary in effect on the date of termination for a period of 24 months. The Executive Severance Plan contains an offset provision to prevent executives with severance provisions under an employment agreement from receiving double benefits.

Additionally, the executive, except our CEO, for a period of 12 months beginning on the employment termination date will continue to participate in or receive reimbursement for (i) medical insurance, prescription drug and dental insurance plans as well as basic life insurance; (ii) the employee assistance program; and (iii) reasonable costs of outplacement services, subject to a maximum amount of $25,000. Our CEO will continue to participate in or receive reimbursement for (i) medical insurance, prescription drug and dental insurance plans as well as basic life insurance; (ii) the employee assistance program; and (iii) reasonable costs of outplacement services, subject to a maximum amount of $50,000 for a period of 24 months beginning on the employment termination date.

Severance Agreement with Nick Stanage

In connection with his departure, Dana entered into a separation agreement in July 2009 with Nick Stanage, our former President — Heavy Vehicle Products. Under the separation agreement, Mr. Stanage worked on such ongoing and transition matters assigned to him prior to his last day of employment on October 31, 2009. Mr. Stanage continued to receive his: (i) current base compensation; (ii) perquisite allowance; (iii) accrued unused vacation; and (iv) group health insurance through October 31, 2009. In addition, Mr. Stanage was entitled to a lump sum payment equal to 12 months of his base compensation ($425,000) with all deductions required by law. Mr. Stanage also receives 18 months of subsidized COBRA. Dana agreed to reimburse Mr. Stanage, up to $2,000, for legal services to negotiate his separation agreement. He was entitled to outplacement services at a cost of $25,000 paid directly to Mr. Stanage in cash. In addition, Mr. Stanage received a lump sum payment of $75,000 to satisfy any claims he may have or may otherwise assert. As discussed above in footnote 12 to the Summary Compensation Table, Mr. Stanage was eligible for a partial benefit of $1,047,750 under his supplemental executive retirement plan. Mr. Stanage provided a general release to Dana for any claims he might have against Dana, and he is subject to certain non-compete, confidentiality and non-disclosure obligations.

Retirement of Gary Convis

As discussed above, Mr. Convis retired as our Vice Chairman on December 31, 2009 and became a Senior Advisor to the company. Mr. Convis reached retirement age under our Omnibus Incentive Plan and as a result, the long-term incentive grants he received as an employee continue to vest according to the normal vesting schedule pursuant to his 2009 executive employment agreement. These long-term incentive grants include a total of 1,066,900 stock options (766,900 at an exercise price of $10.00 and 300,000 at an exercise price of $1.90), 50,000 performance shares and 50,000 restricted stock units valued at a total of $4,410,196 based on the closing price of our common stock on December 31, 2009. Mr. Convis also resigned from the Board of Directors of Dana effective December 31, 2009. As a result, he forfeited all unvested long-term incentive awards provided for Board service and had 30 days to exercise any vested stock options. At the time of his resignation, Mr. Convis forfeited 29,315 stock options and 3,314 restricted stock units valued at a total of $58,790 based on the closing price of our common stock on December 31, 2009. He held 3,787 vested stock options valued at $2,954 based on the closing price of our common stock on December 31, 2009.

The following tables set forth the potential payments which would have been due to our named executive officers upon termination or a change of control as of December 31, 2009.

John Devine

The following table describes potential termination and change in control payments to Mr. Devine, Dana’s Executive Chairman, under a variety of circumstances pursuant to his January 2010 Executive Employment Agreement:

			Change in							Voluntary		Voluntary
	Change in		Control and					Termination		Termination		Termination
	Control and		Not					Without		with Good		w/o Good
Pay Element	Terminated		Terminated	Death		Disability		Cause		Reason		Reason

Cash Compensation
Base Salary	$1,350,000	(1)	$0	$0		$0		$1,350,000	(1)	$1,350,000	(1)	$0
Annual Incentive Award(2)	$0		$0	$0		$0		$0		$0		$0
Long term Incentive
Stock Options	$8,940,000	(3)	$8,940,000 (3)	$8,940,000	(3)	$8,940,000	(3)	$8,940,000	(4)	$8,940,000	(4)	$8,940,000 (4)
Restricted Stock Units	$1,806,670	(5)	$1,806,670 (5)	$1,806,670	(5)	$1,806,670	(5)	$1,806,670	(6)	$1,806,670	(6)	$1,806,670 (6)
Performance Shares	$1,806,670	(7)	$1,806,670 (7)	$1,806,670	(7)	$1,806,670	(7)	$1,806,670	(8)	$1,806,670	(8)	$1,806,670 (8)
Benefits and Perquisites
Health Insurance(9)	$0		$0	$0		$0		$0		$0		$0
Life Insurance Benefits				$1,350,000	(10)
Accrued Vacation(11)	$112,500		$0	$112,500		$112,500		$112,500		$112,500		$112,500
Other
Outplacement	$0		$0	$0		$0		$50,000	(12)	$0		$0
Total	$14,015,840		$12,553,340	$14,015,840		$12,665,840		$14,065,840		$14,015,840		$12,665,840

Footnotes:

(1)	Mr. Devine is entitled to receive an amount equal to 12 months of his base salary.

(2)	As noted in the “Compensation Discussion and Analysis” section above, we did not have a 2009 annual incentive plan, and accordingly, no award would have paid out under any of these scenarios.

(3)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2009.

(4)	Mr. Devine was 65 years of age on December 31, 2009. Per our Omnibus Plan, he is entitled to 100% vesting of stock options according to the original vesting schedule and any termination, other than termination due to Change in Control, Disability, Death or for Cause, constitutes a retirement. This value is based on the closing price of our common stock on December 31, 2009.

(5)	As discussed in the “Option Exercises and Stock Vested” table, Mr. Devine received the first third of his 2008 restricted stock unit grant in October 2009. The remaining 2/3 would immediately vest. This amount is based on the closing price of our common stock on December 31, 2009 multiplied by the number of restricted stock units held.

(6)	Mr. Devine was 65 years of age on December 31, 2009. Per his executive employment agreement, he is entitled to 100% vesting of restricted stock units according to the original vesting schedule and any termination, other than termination due to Change in Control, Disability, Death or for Cause, constitutes a retirement. This value is based on the closing price of our common stock on December 31, 2009.

(7)	As discussed in the “Option Exercises and Stock Vested” table above, Mr. Devine received the first third of his 2008 performance share grant in December 2009. The remaining 2/3 would immediately vest. This amount is based on the closing price of our common stock on December 31, 2009 multiplied by the number of performance shares held.

(8)	Mr. Devine was 65 years of age on December 31, 2009. Per his executive employment agreement, he is entitled to 100% vesting of performance shares according to the original vesting schedule and any termination, other than termination due to Change in Control, Disability, Death or for Cause, constitutes a retirement. This value is based on the closing price of our common stock on December 31, 2009.

(9)	Mr. Devine elected to forego Dana-provided health benefits. In lieu of this benefit, Mr. Devine is entitled to a $1,000 contribution to his flexible healthcare spending account. Mr. Devine would not be entitled to this benefit unless he uses it during his term of employment.

(10)	Mr. Devine is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(11)	For purposes of this table, we have assumed Mr. Devine did not take any vacation in 2009.

(12)	Mr. Devine is eligible for this benefit under the terms of our Executive Severance Plan.

James Sweetnam

The following table describes potential termination and change in control payments to Mr. Sweetnam, Dana’s President and Chief Executive Officer, under a variety of circumstances pursuant to his July 2009 Executive Employment Agreement:

			Change in							Voluntary		Voluntary
	Change in		Control and					Termination		Termination		Termination
	Control and		Not					without		with Good		w/o Good
Pay Element	Terminated(1)		Terminated	Death		Disability		Cause		Reason		Reason

Cash Compensation
Base Salary	$0		$0	$0		$0		$2,000,000	(8)	$2,000,000	(8)	$0
Sign-on Bonus	$1,000,000							$1,000,000		$1,000,000
Annual Incentive Award(2)	$0		$0	$0		$0		$0		$0		$0
Separation Payment	$5,840,000	(3)
Long term Incentive
Stock Options	$14,205,000	(4)	$14,205,000 (4)	$14,205,000	(4)	$14,205,000	(4)	$14,205,000	(4)	$14,205,000	(4)	$0 (9)
Restricted Stock Units	$2,168,000	(5)	$2,168,000 (5)	$650,400	(6)	$650,400	(6)	$2,168,000	(5)	$2,168,000	(5)	$0 (9)
Benefits and Perquisites
Health Insurance	$41,981	(10)	$0	$0		$0		$27,987	(11)	$27,987	(11)	$0
Life Insurance Benefits				$1,000,000	(12)
Continuation of Life Insurance Benefits(16)	$6,408		$0	$0		$0		$4,272		$4,272		$0
Supplemental Benefit	$733,333	(14)	$0	$183,333	(15)	$183,333	(15)	$733,333	(14)	$733,333	(14)	$0
Accrued Vacation(7)	$83,333		$0	$83,333		$83,333		$83,333		$83,333		$83,333
Other
Outplacement	$50,000		$0	$0		$0		$50,000	(13)	$50,000	(13)	$0
Total	$24,128,055		$16,373,000	$16,122,066		$15,122,066		$20,271,925		$20,271,925		$83,333

Footnotes:

(1)	The change in control benefits available to Mr. Sweetnam under our Executive Severance Plan.

(2)	As noted in the “Compensation Discussion and Analysis” section above, we did not have a 2009 annual incentive plan, and accordingly, no award would have paid out under any of these scenarios.

(3)	Mr. Sweetnam would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 3 (total of $6,000,000). This amount would be $6,000,000. Since Mr. Sweetnam’s change in control benefit exceeded the Section 280G excise tax limit, his severance payment was reduced to $5,840,000 based on best net treatment.

(4)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2009.

(5)	All unvested restricted stock unit awards immediately vest. This value is based on the closing price of our common stock on December 31, 2009 multiplied by the number of restricted stock units held.

(6)	Restricted stock units are awarded pro rata based on the number of months actively employed and are payable upon normal vesting. This value is based on the closing price of our common stock on December 31, 2009 multiplied by the number of restricted stock units held.

(7)	For purposes of this table, we assumed Mr. Sweetnam did not take any vacation in 2009.

(8)	Mr. Sweetnam would have been eligible for a payment of his annual base salary multiplied by 2.

(9)	Award is canceled and forfeited.

(10)	Mr. Sweetnam receives health care insurance provided by Dana for a period of three years.

(11)	Mr. Sweetnam receives health care insurance provided by Dana for a period of two years.

(12)	Mr. Sweetnam is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(13)	Mr. Sweetnam is eligible for this benefit under the terms of his executive employment agreement.

(14)	Mr. Sweetnam is eligible for a benefit that would have vested and been payable to him during the period ending on the second anniversary of his termination.

(15)	Mr. Sweetnam is eligible for a pro rata benefit that would have otherwise been payable on the next succeeding anniversary date.

(16)	This amount represents the premium paid by Dana for life insurance coverage. In the event of a change of control, Mr. Sweetnam is entitled to three years of coverage.

James Yost

The following table describes the potential termination and change in control payments to Mr. Yost, Dana’s Executive Vice President and Chief Financial Officer, under a variety of circumstances.

			Change in							Voluntary
	Change in		Control and					Termination		Termination
	Control and		Not					without		with Good
Pay Element	Terminated(1)		Terminated	Death		Disability		Cause		Reason

Cash Compensation
Base Salary	$0		$0	$600,000	(9)	$600,000	(9)	$600,000	(9)	$600,000	(9)
Annual Incentive Award(2)	$0		$0	$0		$0		$0		$0
Separation Payment	$2,100,000	(3)
Long term Incentive
Stock Options	$3,357,250	(4)	$3,357,250 (4)	$3,357,250	(4)	$3,357,250	(4)	$3,357,250	(4)	$3,357,250	(4)
Performance Shares	$507,713	(5)	$507,713 (5)	$507,713	(5)	$507,713	(5)	$507,713	(5)	$507,713	(5)
Benefits and Perquisites
Health, insurance, etc.(6)	$0		$0	$0		$0		$0		$0
Life Insurance Benefits	$0		$0	$600,000	(11)	$0		$0		$0
Continuation of Life Insurance Benefits(7)	$2,564		$0	$0		$0		$1,282		$1,282
SERP(8)	$180,481		$0	$180,481		$180,481		$180,481		$180,481
Perquisites	$0		$0	$35,000	(12)	$35,000	(12)	$35,000	(12)	$35,000	(12)
Accrued Vacation(10)	$50,000		$0	$50,000		$50,000		$50,000		$50,000
Other
Outplacement	$25,000	(13)	$0	$0		$0		$25,000	(13)	$0
Excise-Tax Gross-up	$0		$0	$0		$0		$0		$0
Total	$6,223,008		$3,864,963	$5,330,444		$4,730,444		$4,756,726		$4,731,726

Footnotes:

(1)	The change in control benefits available to Mr. Yost under our Executive Severance Plan.

(2)	As noted in the “Compensation Discussion and Analysis” section above, we did not have a 2009 annual incentive plan, and accordingly, no award would have paid out under any of these scenarios.

(3)	Mr. Yost would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2009.

(5)	The actual award credited vests in full. For purposes of this analysis, we have assumed that a target performance would be achieved for the 2009 and 2010 award periods, and accordingly, an award would be earned in both 2009 and 2010 based on the closing price of our common stock on December 31, 2009 which is reflected above.

(6)	Mr. Yost elected to forego Dana-provided health benefits. In lieu of this benefit, Mr. Yost is entitled to a $1,000 contribution to his flexible healthcare spending account. Mr. Yost would not be entitled to this benefit unless he uses it during his term of employment.

(7)	This amount represents the premium paid by Dana for life insurance coverage. In the event of a change of control, Mr. Yost is entitled to two years of coverage.

(8)	As described above in the “Pension Benefit” table, Mr. Yost is a party to a SERP. He would receive the accumulated benefit credit to his plan pursuant to the terms of his SERP, except if he were terminated with cause. Under such a scenario, he would not receive any benefit.

(9)	Mr. Yost is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of his executive employment agreement.

(10)	For purposes of this table, we assumed Mr. Yost did not take any vacation in 2009.

(11)	Mr. Yost is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(12)	Mr. Yost is eligible to be paid his annual perquisite allowance pursuant the term of his executive employment agreement.

(13)	Mr. Yost is eligible for this benefit under the terms of our Executive Severance Plan.

Mark Wallace

The following table describes the potential termination and change in control payments to Mr. Wallace, Dana’s President — Heavy Vehicle Group, under a variety of circumstances.

			Change in
			Control and						Termination
	Change in		Not						without
Pay Element	Control(1)		Terminated		Death		Disability		Cause(1)

Cash Compensation
Base Salary	$0		$0		$0		$0		$450,000
Annual Incentive Award(2)	$0		$0		$0		$0		$0
Separation Payment	$1,300,000	(3)	$0		$0		$0		$0
Long term Incentive
Stock Options	$1,731,425	(4)	$1,731,425	(4)	$1,731,425	(4)	$1,731,425	(4)	$112,289	(9)
Restricted Stock Units	$54,200	(10)	$54,200	(10)	$9,030	(11)	$9,030	(11)	$9,030	(11)
Performance Shares	$138,210	(5)	$138,210	(5)	$46,070	(12)	$46,070	(12)	$46,070	(12)
Benefits and Perquisites
Health, insurance, etc.(7)	$18,370		$0		$0		$0		$9,185	(13)
Life Insurance Benefits	$0		$0		$450,000	(6)	$0		$0
Continuation of Life Insurance Benefits(8)	$1,922		$0		$0		$0		$961
Perquisites	$0		$0		$0		$0		$0
Accrued Vacation(14)	$37,500		$0		$37,500		$37,500		$37,500
Other
Outplacement	$25,000		$0		$0		$0		$25,000
Total	$3,306,627		$1,923,835		$2,274,025		$1,824,025		$690,035

Footnotes:

(1)	The change in control benefits available to Mr. Wallace under our Executive Severance Plan.

(2)	As noted in the “Compensation Discussion and Analysis” section above, we did not have a 2009 annual incentive plan, and accordingly, no award would have paid out under any of these scenarios.

(3)	Mr. Wallace would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2 (total of $1,530,000). This amount would be $1,530,000. Since Mr. Wallace’s change in control benefit exceeded the Section 280G excise tax limit, his severance payment was reduced to $1,300,000 based on best net treatment.

(4)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2009.

(5)	The actual award credited vests in full. For purposes of this analysis, we have assumed that a target performance would be achieved for the 2009 and 2010 award periods, and accordingly, an award would be earned in both 2009 and 2010 based on the closing price of our common stock on December 31, 2009 which is reflected above.

(6)	Mr. Wallace is eligible for a life insurance benefit that is available to all Dana salaried employees which is equivalent to one-times his salary.

(7)	Mr. Wallace receives health care insurance provided by Dana for a period of two years.

(8)	This amount represents the premium paid by Dana for life insurance coverage. Under a change of control, the executive is entitled to two years of coverage.

(9)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(10)	All unvested restricted stock unit awards immediately vest. This value is based on the closing price of our common stock on December 31, 2009 multiplied by the number of restricted stock units held.

(11)	Restricted stock units are awarded pro rata based on the number of months actively employed and are payable upon normal vesting. This value is based on the closing price of our common stock on December 31, 2009 multiplied by the number of restricted stock units held.

(12)	The actual award credited vests on a pro rata basis. For purposes of this analysis, we have assumed that a target performance would be achieved for the 2009 and 2010 award periods, and accordingly, an award would be earned in both 2009 and 2010 based on the closing price of our common stock on December 31, 2009 which is reflected above.

(13)	Mr. Wallace receives health care insurance provided by Dana for a period of one year.

(14)	For purposes of this table, we assumed Mr. Wallace did not take any vacation in 2009.

Robert Marcin

The following table describes potential termination and change in control payments to Mr. Marcin, Dana’s Executive Vice President and Chief Administrative Officer, under a variety of circumstances pursuant to his January 2009 Executive Employment Agreement:

			Change in							Voluntary		Voluntary
	Change in		Control and					Termination		Termination		Termination
	Control and		Not					without		with Good		w/o Good
Pay Element	Terminated		Terminated	Death		Disability		Cause		Reason		Reason

Cash Compensation
Base Salary	$540,000	(1)	$0	$0		$0		$540,000	(1)	$540,000	(1)	$0
Annual Incentive Award(2)	$0		$0	$0		$0		$0		$0		$0
Long term Incentive
Stock Options	$1,439,576	(3)	$1,439,576 (3)	$1,439,576	(3)	$1,439,576	(3)	$479,853	(12)	$479,853	(12)	$479,853	(12)
Restricted Stock Units	$225,841	(4)	$225,841 (4)	$225,841	(4)	$225,841	(4)	$18,818	(5)	$0	(8)	$0	(8)
Performance Shares	$683,158	(6)	$683,158 (6)	$683,158	(6)	$683,158	(6)	$152,443	(7)	$0	(8)	$0	(8)
Benefits and Perquisites
Health Insurance(9)	$0		$0	$0		$0		$0		$0		$0
Life Insurance Benefits				$540,000	(10)
Accrued Vacation(13)	$45,000		$0	$45,000		$45,000		$45,000		$45,000		$45,000
Other
Outplacement	$0		$0	$0		$0		$25,000	(11)	$0		$0
Total	$2,933,575		$2,348,575	$2,933,575		$2,393,575		$1,261,114		$1,064,853		$524,853

Footnotes:

(1)	Mr. Marcin is entitled to receive an amount equal to 12 months of his base salary.

(2)	As noted in the “Compensation Discussion and Analysis” section above, we did not have a 2009 annual incentive plan, and accordingly, no award would have paid out under any of these scenarios.

(3)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2009.

(4)	As discussed in the “Option Exercises and Stock Vested” table, Mr. Marcin received the first third of his 2008 restricted stock unit grant in October 2009. The remaining 2/3rds would immediately vest. This amount is based on the closing price of our common stock on December 31, 2009 multiplied by the number of restricted stock units held.

(5)	Restricted stock unit awards are awarded pro rata based on the number of months actively employed and are payable upon normal vesting.

(6)	The actual award credited vests in full. For purposes of this analysis, we have assumed that a target performance would be achieved for the 2009 and 2010 award periods, and accordingly, an award would be earned in both 2009 and 2010 based on the closing price of our common stock on December 31, 2009 which is reflected above.

(7)	Performance shares are awarded pro rata based on the number of months actively employed and will be earned and awarded based on the attainment of plan objectives for the performance period.

(8)	Award is canceled and forfeited.

(9)	Mr. Marcin elected to forego Dana-provided health benefits. In lieu of this benefit, Mr. Marcin is entitled to a $1,000 contribution to his flexible healthcare spending account. Mr. Marcin would not be entitled to this benefit unless he uses it during his term of employment.

(10)	Mr. Marcin is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(11)	Mr. Marcin is eligible for this benefit under the terms of our Executive Severance Plan.

(12)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(13)	For purposes of this table, we assumed Mr. Marcin did not take any vacation in 2009.

Ralf Goettel

The following table describes the potential termination and change in control payments to Mr. Goettel, Dana’s Vice President — Global Engineering and Business Development for Thermal and Sealing Products, under a variety of circumstances.

		Change in							Voluntary		Voluntary
	Change in	Control and					Termination		Termination		Termination
	Control and	Not					without		with Good		w/o Good
Pay Element	Terminated	Terminated	Death		Disability		Cause		Reason		Reason

Cash Compensation
Base Salary	$0	$0	$230,640	(5)	$0		$461,280	(5)	$461,280	(5)	$461,280	(5)
Annual Incentive Award(6)	$0	$0	$0		$0		$0		$0		$0
Long term Incentive
Stock Options/Stock Appreciation Rights	$529,650 (1)	$529,650 (1)	$529,650	(1)	$529,650	(1)	$21,600	(10)	$0	(7)	$0	(7)
Performance Shares	$91,565 (2)	$91,565 (2)	$91,565	(2)	$91,565	(2)	$91,565	(2)	$0	(7)	$0	(7)
Benefits and Perquisites
German Pension(3)	$0	$0	$620,615		$0		$0		$0		$0
Perquisites	$0	$0	$0		$0		$41,140	(8)	$41,140	(8)	$17,131	(9)
Retention Incentive Award(4)	$461,280	$461,280	$461,280		$461,280		$461,280		$461,280		$461,280
Total	$1,082,495	$1,082,495	$1,933,750		$1,082,495		$1,076,865		$963,700		$939,691

Footnotes:

(1)	All unvested stock appreciation rights and stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2008.

(2)	The actual award credited vests pro rata. As noted in the “Compensation Discussion and Analysis” section above, we did meet the target performance objectives for an award related to our 2009 performance, and accordingly, the 2009 tranche of the performance shares were awarded at target.

(3)	As described above in the “Pension Benefit” table, Mr. Goettel has a German Pension Benefit Obligation Plan. Under the terms of Mr. Goettel’s German Pension Benefit Obligation Plan, in the event of either voluntary or involuntary termination on December 31, 2009, the contribution by Dana to his pension plan would have been discontinued but would have been available to him at normal retirement age. We therefore do not include this amount in the table above except upon death. Effective December 31, 2009, the amount of $620,615 would be frozen in the account, but would be available to him at normal retirement age. If Mr. Goettel died on December 31, 2009, his widow would have been entitled to 100% of the pension value. If Mr. Goettel died on December 31, 2009 and he did not have a widow, his child would have received 50% of the pension value as of December 31, 2009. If none of these situations were the case, the pension value would have remained with Dana.

(4)	Mr. Goettel was a party to a Retention Incentive Award Agreement with Dana in the amount of one times his salary (the Retention Award). The Retention Award became payable on December 31, 2009.

(5)	Amounts payable under Mr. Goettel’s German Workers Contract.

(6)	As noted in the “Compensation Discussion and Analysis” section above, we did not have a 2009 annual incentive plan, and accordingly, no award would have paid out under any of these scenarios.

(7)	Award is canceled and forfeited.

(8)	Mr. Goettel is entitled under his German Workers Contract to perquisites of $24,009 for tax allowance and $17,131 car allowance.

(9)	Mr. Goettel is entitled under his German Workers Contract to his car allowance.

(10)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

TRANSACTIONS OF EXECUTIVE OFFICERS WITH DANA

None of the executive officers of Dana or members of their immediate families or entities with which they have a position or relationship had any transactions with Dana since January 1, 2009.

For information on procedures and policies for reviewing transactions between Dana and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Dana — Review of Transactions with Related Persons.”

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

Under our Bylaws, each director will hold office on the Board until the election and qualification of a successor at an annual meeting of shareholders or until his earlier resignation, disqualification, removal, death or other cause.

Election of Three Board Members by Series A Preferred Holders

Pursuant to our Restated Certificate of Incorporation and the Shareholders Agreement dated January 31, 2008, among Dana and Centerbridge (Shareholders Agreement), as long as shares of Series A Preferred having an aggregate Series A Liquidation Preference (as defined in the Shareholders Agreement) of at least $125 million are owned by Centerbridge, our Board will consist of nine members and Centerbridge will be entitled, voting as a separate class, to elect three directors at each meeting of shareholders held for the purpose of electing directors, at least one of whom must be “independent” of both Dana and Centerbridge, as defined under the rules of the NYSE. In case of any removal, either with or without cause, of a director elected by the holders of the shares of Series A Preferred, the holders of the shares of Series A Preferred will be entitled, voting as a separate class, either by written consent or at a special meeting or next regular meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. Please note that due to the recent retirement of Mr. Convis and death of Mr. York on March 18, 2010, the Board currently consists of seven directors. The Board is seeking to identify appropriately qualified individuals to fill these open positions.

Centerbridge has indicated to Dana that it intends to elect Mark T. Gallogly, David P. Trucano and Mark A. Schulz as members of our Board of Directors at this year’s Annual Meeting of Shareholders. Each of the nominees has consented to his nomination and has agreed to serve as a director of Dana, if elected.

Election of Directors

Series A Nominee for Election to Board of Directors

In addition, pursuant to the Shareholders Agreement, prior to any shareholder meeting where directors will be elected, Dana must establish a nominating committee (the Series A Nominating Committee) which is separate from the Nominating and Corporate Governance Committee of our Board. The Series A Nominating Committee consists of three directors, two of whom are Centerbridge designated directors. The Series A Nominating Committee is entitled to nominate one director for election by our shareholders (Series A Nominee); provided, however, that, in order for such nomination to be effective, the nomination by the Series A Nominating Committee must unanimously approved by members of the Series A Nominating Committee. To the extent the members of the Series A Nominating Committee are unable to unanimously agree on the identity of a Series A Nominee on or before the latest time at which Dana can reasonably meet its obligations with respect to printing and mailing a proxy statement for an annual meeting of our shareholders, the Board will designate a committee of all of the independent directors, which committee will, by a majority vote, select an individual nominee for the Board seat. Each Series A Nominee will, at all times during his or her service on the Board, be qualified to serve as a director of Dana under any applicable law, rule or regulation imposing or creating standards or eligibility criteria for individuals serving as directors of organizations such as Dana and will be an independent director.

Each elected Series A Nominee will serve until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. If any Series A Nominee ceases to be a director of Dana for any reason, Dana will promptly use its best efforts to cause a person designated by the Series A Nominating Committee to replace such director.

The Series A Nominating Committee consisted of Mark T. Gallogly, David P. Trucano and John M. Devine. The Series A Nominating Committee selected Jerome B. York as its nominee to be elected to our Board of Directors. On March 18, 2010 Mr. York died unexpectedly. The Series A Nominating Committee will shortly begin the process to identify an appropriately qualified individual to fill this open position.

Election of Majority of Members of Dana’s Board of Directors

The majority of the members of our Board are elected by the holders of shares of common stock and any other class of capital stock entitled to vote in the election of directors (including the Series A Preferred and

Series B Preferred), voting together as a single class at each meeting of shareholders held for the purpose of electing directors. Our Board currently consists of seven directors on account of the recent retirement of Mr. Convis from our Board as well as the death of Mr. York. This year you are voting on four candidates for the Board of Directors. The Board is actively evaluating director candidates for the vacant position created by the recent retirement of Mr. Convis and the recent death of Mr. York. In the case of the open position created by the retirement of Mr. Convis, once the Board identifies an appropriately qualified individual, it will appoint the new Board member at that time. In the case of the open position created by the recent death of Mr. York, the Series A Nominating Committee will shortly begin to identify an appropriately qualified individual to be appointed by the Board. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated the current Directors for election: John M. Devine, James E. Sweetnam, Terrence J. Keating and Keith E. Wandell as well as Jerome B. York who was the Series A Committee Nominee. Each of the nominees consented to his nomination and agreed to serve as a director of Dana, if elected.

The Board has adopted Director Selection and Retention Guidelines. Under these Guidelines, the Board identifies individuals qualified to become members of the Board and elects candidates to fill new or vacant positions. Potential candidates for Board positions are identified through a variety of means, including individuals identified by the Nominating and Corporate Governance Committee, the use of search firms, recommendations of Board members, recommendations of executive officers and properly submitted shareholder recommendations. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated using the guidelines described below to determine their qualifications based on the information supplied by the candidates and information obtained from other sources.

The Board will consider shareholder recommendations for directors that meet the criteria set forth below. The Board makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations are followed. As stated above, shareholders who wish to have their recommendations for director nominee considered must comply with applicable laws and regulations, as well as Dana’s Restated Certificate of Incorporation, Bylaws and Shareholders Agreement. Shareholders who wish Dana to consider their recommendations for nominees for the position of director should submit their recommendations in writing to Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537, Attention: Corporate Secretary, by the deadline set forth in the ‘Questions and Answers’ section above.

Neither Dana’s Board nor the Nominating and Corporate Governance Committee has adopted a specific diversity policy with respect to indentifying nominees for director. However, Dana has established criteria it considers when it is evaluating a potential candidate. Criteria for assessing nominees include a potential nominee’s ability to represent the long term interests of Dana. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Dana, including leadership positions in public companies, large or middle market businesses, or not-for-profit, governmental, professional or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Board assesses the proposed nominee’s specific qualifications, evaluates his or her independence (including, but not limited to, independence related to Dana, other Board members and shareholders), and considers other factors, including skills, business segment representation, geographic location, considerations of diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Dana as necessary to properly discharge his or her duties. Additionally, the Board considers whether each nominee would be considered a “financial expert” or “financially literate” as described in applicable listing standards, legislation and our Audit Committee guidelines.

Additionally, our Corporate Governance Guidelines, Standards of Business Conduct for Members of the Board of Directors, Related-Party Transactions Policy and the Director Independence Standards are considered prior to making a recommendation to the Board for approval of a nominee. Each of these documents is available on Dana’s website at www.dana.com.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE NOMINEES AND SERIES A PREFERRED DIRECTORS

Our Board currently has five non-management directors and two management directors. All of our directors are elected annually serving a one-year term expiring at the next annual meeting of shareholders. The following section provides information as of March 1, 2010 about each nominee for election as a Director and each of the three Series A Preferred Directors to be elected separately by Centerbridge. The information provided includes the age of each individual; the individual’s principal occupation and special qualifications; employment and business experience during the past five years, including employment with Dana; other public company or registered investment company directorships held during the past five years; and the year in which the director became a director of Dana.

NOMINEES FOR DIRECTOR — TERMS EXPIRING IN 2011

JOHN M. DEVINE	Director since 2008

Mr. Devine, 65, has been Executive Chairman since July 2009. He previously served as our Chairman, Chief Executive Officer and President from January 2009 to July 2009, our Executive Chairman from January 2008 to December 2008 and our Acting Chief Executive Officer from February 2008 until April 2008. Mr. Devine was Vice Chairman of GM from January 2001 to June 2006 and served as its Chief Financial Officer from January 2001 to December 2005. Mr. Devine is also a board member of Amerigon Incorporated.

Mr. Devine’s experience as Chief Financial Officer of both General Motors Corporation and Ford Motor Company in addition to over 30 years of experience in the automotive industry in general provides the Board with a unique wealth of knowledge to utilize in decision-making with respect to all facets of Dana.

TERRENCE J. KEATING	Director since 2008

Mr. Keating, 60, was Chairman of Accuride Corporation, a manufacturer and supplier of commercial vehicle components, from January 2007 until January 2009. He initially was elected as a director of Accuride in April 2002. Mr. Keating served as Chief Executive Officer of Accuride from April 2002 to December 2006 and was President of Accuride from April 2002 to December 2005. Mr. Keating is also a board member of A. M. Castle & Co.

Mr. Keating’s background as a former Chairman and Chief Executive Officer of a public company in the commercial vehicle market provides the Board the perspective of a retired, seasoned executive with respect to business operations in the heavy duty market as well as the automotive market. Dana’s Board also utilizes Mr. Keating’s public company board experience.

JAMES E. SWEETNAM	Director since 2009

Mr. Sweetnam, 57, has been our President and Chief Executive Officer since July 2009. He previously served as Chief Executive Officer — Truck Group of Eaton Corporation, a global diversified power management company from July 2001 to May 2009. He also served as a member of Eaton’s Office of the Chief Operating Officer. Mr. Sweetnam is also a board member of The Lubrizol Corporation.

Mr. Sweetnam’s experience as Chief Executive Officer and President of Dana gives him unique insight into our challenges, opportunities and operations.

KEITH E. WANDELL	Director since 2008

Mr. Wandell, 60, has been President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer since May 2009. He previously serviced as President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions from July 2006 until May 2009. He previously served as Executive Vice President of Johnson Controls from August 2003 to July 2006 and President of the Automotive & Battery Division of Johnson Controls from August 2003 to July 2006. Mr. Wandell is also a board member of Harley-Davidson, Inc.

Mr. Wandell is currently Chief Executive Officer of one of the world’s largest motorcycle manufacturers, bringing to our Board the perspective of a leader facing a set of current external economic, social and governance issues similar to those faced by Dana.

DIRECTORS TO BE ELECTED BY SERIES A PREFERRED SHAREHOLDERS

MARK T. GALLOGLY	Director since 2008

Mr. Gallogly, 53, has been a Managing Principal of Centerbridge Partners, L.P., a multi-strategy private investment firm, since September 2005. Mr. Gallogly served as a Senior Managing Director of The Blackstone Group, a private equity and investment management firm from May 1989 to September 2005.

Mr. Gallogly’s background as an investment banker and private equity professional with transactional experience in connection with a variety of industries provides a unique perspective to the Board. Mr. Gallogly has also served on the boards of other public companies, utilizing that experience to offer alternative approaches to decisions our Board faces.

DAVID P. TRUCANO	Director since 2009

Mr. Trucano, 39, has been President of Centerbridge Industrial Partners, LLC, the industrial unit of Centerbridge Partners, L.P., a multi-strategy private investment firm, since September 2006. From 2004 to 2006, he served as a Vice President at Goldman, Sachs & Co., a bank holding company.

Mr. Trucano’s experience in financial restructuring transactions brings added-value to the Board. In addition, the Board is able to utilize Mr. Trucano’s extensive knowledge and relationships with banks and other financial institutions.

MARK A. SCHULZ	Director since 2008

Mr. Schulz, 57, is currently Chief Executive Officer of M.A. Schulz & Associates, LLC. He retired from the Ford Motor Company in 2007 where he most recently served as the President of International Operations. Mr. Schulz spent 32 years at Ford in a variety of global roles. Mr. Schulz serves as a member of several boards, including the National Committee of United States-China Relations, the United States-China Business Council, and the National Bureau of Asian Research. He is also a member of the International Advisory Board for the President of the Republic of the Philippines. Mr. Schulz is also a board member of YRC Worldwide Inc.

Mr. Schulz’s over three decades of experience in manufacturing, engineering, marketing/sales and general management experience at Ford Motor Company, combined with his chairmanship of the Mazda Motor Corp. Advisory Board and his management responsibilities for Volvo Motors, Jaguar, LandRover, and Aston Martin Corporation, provides the Board with significant, relevant management expertise and a global perspective.

CORPORATE GOVERNANCE

Our Board of Directors has established guidelines that it follows in matters of corporate governance. Our Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning. The following summary provides highlights of those guidelines. A complete copy of our Corporate Governance Guidelines is available online at http://www.dana.com.

Role of Board

The business of Dana is conducted by its employees, managers and corporate officers led by our CEO, with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of Dana. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of Dana and its shareholders are being served. The Board and the corporate officers recognize that the long-term interests of Dana and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Responsibilities of the Board

The basic responsibility of our directors is to exercise their reasonable business judgment on behalf of Dana. In discharging this obligation, directors rely on, among other things, Dana’s corporate officers, outside advisors and auditors.

Pursuant to the Board’s general oversight responsibilities, among other things, the Board:

•	Evaluates the CEO’s performance and reviews Dana’s succession plan for the CEO and other officers;

•	Reviews the long-range business plans of Dana and monitors performance relative to achievement of those plans;

•	Considers long-range strategic issues and risks to Dana; and

•	Approves policies of corporate conduct that continue to promote and maintain the integrity of Dana.

In addition, the Board evaluates the content and operation of Dana’s ethics and compliance program, and exercises reasonable oversight with respect to its implementation and effectiveness.

Executive Sessions of the Board

Executive sessions of our non-management directors are held, without Dana management, in conjunction with each regularly scheduled Board meeting and between such Board meetings as requested, from time to time, by the Lead Independent Director or other non-management directors. These sessions are chaired by the Lead Independent Director.

Lead Independent Director

Our Board annually appoints a lead director from among the independent directors (the Lead Independent Director). Mr. York served as our Lead Independent Director until his unexpected death on March 18, 2010. The Board will identify a successor to Mr. York in the near future.

The Lead Independent Director may call meetings of the independent directors from time to time, and has the following duties and responsibilities:

•	to preside at all meetings of the Board at which the Executive Chairman is not present, including any executive sessions of the independent directors;

•	to serve as the liaison between the Executive Chairman and the independent directors;

•	to coordinate the activities of the independent directors;

•	to develop the agenda for the executive sessions and other meetings of the independent directors;

•	to advise the Executive Chairman regarding the timing, scheduling, structuring, and agenda of Board meetings;

•	to consult with and provide feedback to the Executive Chairman regarding matters discussed in executive sessions and other Board matters as appropriate;

•	to advise the Executive Chairman regarding the flow of information from management to the Board; and

•	to be available to the independent directors for discussion of Board or other matters.

Access to Management and the Independent Auditors

Our non-management directors may meet with senior management, other employees and the independent auditors at any time, either separately or jointly, as they deem appropriate. Senior personnel of Dana and of the independent auditors regularly attend portions of our Board and Committee meetings, and other personnel may be invited to attend particular meetings where appropriate.

Board Performance Assessment

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Our Nominating and Corporate Governance Committee reviews the self-evaluation process. An annual report is made to the Board on the assessment of the performance of the Board and its committees. The assessment evaluates the contribution of the Board and its committees to Dana and specifically focuses on areas in which the Board or management believes that the Board or its committees could improve.

SELECTION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER; SUCCESSION PLANNING

Our Board currently separates the role of Chairman of the Board and the role of CEO. Mr. Devine has served as either our Executive Chairman or Chairman since Dana exited from bankruptcy in January 2008. In July 2009, Dana appointed Mr. Sweetnam as its President and Chief Executive Officer. The Board believes the separation of these two positions currently provides an efficient and effective leadership model for Dana. Separating the Chairman and CEO positions has i) allowed Mr. Sweetnam to devote his full attention to learning about Dana and to focus on his new responsibilities as CEO without the additional responsibilities of Chairman; ii) gives Dana the benefit of a seasoned automotive veteran who, as Executive Chairman, can devote his full business time to Dana’s long term strategy, investor and customer relationships and capital structure; iii) creates mentoring opportunities and iv) takes advantage of the business synergies created by two dynamic leaders. To assure effective independent oversight, as described above, our Board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined lead independent director role;

•	regular executive sessions of the independent directors without management; and

•	annual performance evaluations of the Executive Chairman and CEO by the independent directors.

Our Board recognizes no single leadership model is right for all companies and at all times. Our Board believes that depending on the circumstances, other leadership models, such as a combined Chairman of the Board and CEO role, might be appropriate. As a result, our Board periodically reviews its leadership structure.

A key responsibility of the CEO and our Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels of Dana. Each year, succession planning reviews are held at every significant organizational level of Dana, culminating in a full review of senior leadership talent. During this review, the CEO and the Board discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which Dana makes ongoing leadership assignments.

RISK OVERSIGHT

Dana maintains a risk management program overseen by our executive committee. In particular, our Executive Vice President and Chief Financial Officer; Vice President, Audit; and Senior Vice President, General Counsel and Secretary have responsibility for this area. In addition, our Product Group Presidents oversee operational risks. Risks are identified and prioritized by our management, and each of these risks is reviewed by the Audit Committee or the entire Board. For example, strategic risks are overseen by the entire Board and financial risks are overseen by our Audit Committee. Management regularly reports on each such risk to our entire Board or Audit Committee. Additional review or reporting on risks is conducted as needed or as requested by the Board or any committee. Also, our Compensation Committee periodically reviews the most important risks to ensure that compensation programs do not encourage excessive risk-taking and have implemented several mechanisms to avoid such risk taking behavior, as detailed in the “Mitigation of Potential Risk in Pay Programs” and “Adjustment of Performance-Based Compensation” sections above.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board has several committees, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs are also set forth in the chart. The current terms of the various committee members expire in April 2010.

Nominating and
Audit(1)	Compensation	Corporate Governance Committee

Keating, Terrence J.	Wandell, Keith E.(2)	Gallogly, Mark T.(2)
Schulz, Mark A.	Schulz, Mark A.	Keating, Terrence J.
Trucano, David P.	Trucano, David P.	Wandell, Keith E.
York, Jerome B.

(1)	Mr. York served as Chairman of the Audit Committee until his unexpected death on March 18, 2010.

(2)	Chairman

Audit Committee.  As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the New York Stock Exchange and the United States Securities and Exchange Commission (the SEC) with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Dana’s financial statements; (ii) Dana’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Dana’s internal audit function and independent registered public accounting firm; and (v) the preparation of the “Audit Committee Report” found in this proxy statement. None of the members of the Audit Committee serves on the audit committees of more than four public companies. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see “Director Independence and Transactions of Directors with Dana” section in this proxy statement). The current members of our Audit Committee are Mr. Keating, Mr. Schulz and Mr. Trucano. Mr. York served as Chairman of the Audit Committee until his unexpected death on March 18, 2010. The Board will appoint a new Chairman of the Audit Committee at an upcoming regular meeting. Our Board had determined that Mr. York was an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Board will identify a new “audit committee financial expert” in the near future. A current copy of the charter of the Audit Committee is available to security holders on Dana’s website at www.dana.com. The Audit Committee met eleven times in 2009.

Compensation Committee.  This committee establishes Dana’s executive compensation policies and programs, administers Dana’s 401(k), stock, incentive, and pension plans and monitors compliance with laws and regulations applicable to the documentation and administration of Dana’s employee benefit plans, among other things. The Board of Directors has determined that all of the members of the Compensation Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Compensation Committee is available to security holders on Dana’s website at www.dana.com. The Compensation Committee met five times in 2009. See the “Compensation Discussion and Analysis” section above for more information.

Nominating and Corporate Governance Committee.  This committee monitors the effectiveness of the Board and oversees corporate governance issues. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments, and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section of this proxy statement). A current copy of the charter of the Nominating and Corporate Governance Committee is available to security holders on Dana’s website at www.dana.com. The Nominating and Corporate Governance Committee met four times in 2009.

Board and Committee Meetings.  There were sixteen regular meetings of the Board and twenty meetings of the various committees of the Board, as well as three unanimous written consents, during 2009. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served. Dana expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Jerome B. York was the lead director at such sessions until his unexpected death on March 18, 2010. The Board will identity a successor to Mr. York in the near future. Interested parties may communicate directly with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Secretary will relay all communications received to the lead director in the case of communications to non-management directors, and to the Executive Chairman of the Board in the case of communications to the full Board.

DIRECTOR INDEPENDENCE AND TRANSACTIONS OF DIRECTORS WITH DANA

Independence and Transactions of Directors

The Board of Directors has determined that all non-management directors, constituting approximately 71% of the full Board of Directors of Dana, are independent within the meaning of the listing standards of the New York Stock Exchange. Our Board determines whether each director qualifies as an “independent director” when first elected to the Board and annually thereafter. To assist in making these determinations of independence, Dana adopted categorical standards set forth in our Director Independence Standards, a current copy of which is available to security holders on Dana’s website at www.dana.com.

Under our Director Independence Standards, if a director has a relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana), the Board considers all relevant facts and circumstances in determining whether the relationship will interfere with the exercise of the director’s independence from Dana and our management, taking into account, among other things, the significance of the relationship to Dana, to the director, and to the persons or organizations with which the director is affiliated.

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions:

David P. Trucano is a member of our Board of Directors and also is an employee of Centerbridge. Mark T. Gallogly is also a member of our Board of Directors and is a Managing Principal and owner of an equity interest in Centerbridge. As described above, Centerbridge is a Dana shareholder, is entitled to elect three directors to our Board and has certain approval rights set forth in our Restated Certificate of Incorporation and the Shareholders Agreement.

The Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, meet the categorical standards for independence and that such directors have no material relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) other than as a director: Mark T. Gallogly, Terrence J. Keating, Mark A. Schulz, David P. Trucano, Keith E. Wandell. Prior to his recent death, the Board affirmatively determined that Jerome B. York was also independent. The Board has further determined that John M. Devine and James E. Sweetnam are not independent because both are employees of Dana.

Review of Transactions With Related Persons

Dana has procedures and policies for reviewing transactions between Dana and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Nominating and Corporate Governance Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Nominating and Corporate Governance Committee and the Board of Directors use the categorical standards found in Dana’s Director Independence Standards, as discussed above.

In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify our General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes subsequently untrue or incomplete. Likewise, under our Standards of Business Conduct for the Board of Directors, any situation that involves, or may involve, a conflict of interest with Dana is required to be promptly disclosed to the Executive Chairman of the Board, who will consult with the Chairman of the

Nominating and Corporate Governance Committee. Executive officers are bound by the Standards of Business Conduct for Employees.

Our Board has adopted a Related-Party Transactions Policy that sets forth standards with respect to related party transactions with Dana or our subsidiaries. A current copy of this policy is available to shareholders on Dana’s website at www.dana.com.

Under the Related-Party Transactions Policy, (i) a director, nominee for director or executive officer of Dana (since the beginning of the last fiscal year), (ii) any beneficial holder of greater than five percent (5%) of Dana’s voting securities or (iii) any immediate family member of any of the foregoing, are required to seek the prior approval of the Audit Committee of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (ii) Dana, or any of its subsidiaries is a participant, and (iii) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In making its determination, the Audit Committee considers such factors as (i) the extent of the related party’s interest in the interested transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the interested transaction are fair to Dana and no less favorable than terms generally available in unaffiliated third-party transactions under like circumstances, (iv) whether the interested transaction would impair the independence of an outside director, (v) the benefit to Dana, and (vi) whether the interested transaction is material, taking into account: (a) the importance of the interest to the related party, (b) the relationship of the related party to the interested transaction and of the related parties to each other, (c) the dollar amount involved, and (d) the significance of the transaction to Dana’s investors in light of all the circumstances.

Notwithstanding the foregoing, our Board may determine certain interested transactions deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those pre-approved transactions are described in the Related-Party Transactions Policy.

All interested transactions, except those pre-approved, must be disclosed in Dana’s applicable SEC filings as and to the extent required by applicable SEC rules and regulations.

The questionnaire, certification, Standards of Director Independence, Standards of Business Conduct for the Board of Directors, Standards of Business Conduct for Employees, and Related-Party Transactions Policy are all in writing.

The Board specifically considered the following relationships and transactions in 2009:

David P. Trucano is a member of our Board of Directors and also is an employee of Centerbridge. Mark T. Gallogly is also a member of our Board of Directors and also is a Managing Principal and owner of an equity interest in Centerbridge. As previously disclosed, Centerbridge owns 2.5 million shares of our Series A Preferred.

In March 2008, Dana and Centerbridge agreed to jointly employ an individual selected by Centerbridge. As previously noted, Mr. Trucano is an employee of Centerbridge and Mr. Gallogly is a partner of Centerbridge. This individual works directly with our senior management and Centerbridge’s team as a leader in implementing our Dana Operating System (DOS). During this project, he commutes from his out-of-state residence to our headquarters, where he spends four days per week less any days spent traveling to other company locations. The base salary paid to this individual during 2009 was $250,000 and he was eligible for a discretionary target bonus of $675,000. Compensation paid and expense reimbursement to this employee is shared by Centerbridge which pays 10% of such amount, with 90% paid directly by Dana.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, Messrs. Wandell, Schulz, Trucano and York served as members of the Compensation Committee. Mr. Girsky served as Chairman of the Committee until his resignation in July 2009. No such member of the Compensation Committee is, or was during 2009, an officer or employee of Dana or any of its subsidiaries, nor was any such member formerly an officer of Dana or any of its subsidiaries.

As stated above, Mr. Trucano is an employee of Centerbridge which owns 2.5 million shares of our Series A Preferred. Additionally, as noted above, Centerbridge and Dana jointly pay an employee selected by Centerbridge who works directly with our senior management and Centerbridge’s team as a leader in implementing our Dana Operating System.

COMPENSATION OF DIRECTORS

The Nominating and Corporate Governance Committee makes a recommendation to our Board of Directors regarding the form and amount of non-employee director compensation. In determining the recommendation for director compensation, the Nominating and Corporate Governance Committee considers the recommendations of our Executive Chairman, CEO and CAO, as well as information provided by Towers.

The table below illustrates the compensation structure for non-employee directors in 2009. Employee Directors receive no compensation for their Board service. In addition to the compensation described below, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Element of Compensation	Annual Amount

Annual Retainer (cash)	$75,000
Annual Retainer for Audit Committee Chair (cash)	$10,000
Annual Committee Chair Retainer — (except Audit) (cash)	$7,500
Board or Committee Meeting Fees — per meeting (cash)	$1,500
Annual Stock Option Award(1)	50,000 shares of common stock

Footnotes:

(1)	This annual stock option grant was made pursuant to our 2008 Dana Holding Corporation Omnibus Incentive Plan (the Plan) on March 18, 2009 and vests in 1/3rd increments annually over three years on the anniversary of the date of grant. Mr. Trucano received a pro rata grant in September 2009 upon becoming a member of our Board. This grant is subject to accelerated vesting upon the director’s death, disability or retirement (at age 73 or older), or if a change in control occurs.

Deferred Compensation.  Each non-management director has the opportunity to elect to defer a percentage of the annual retainer into restricted stock units. The RSUs are credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs are fully vested on the date of grant and each RSU represents the right to receive one share of our common stock (or, at our election, an equivalent cash amount) on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a non-management director, and (ii) the date on which a change in control occurs.

The following table provides information on the compensation of our non-management directors for 2009.

Director Compensation

	Fees Earned or
	Paid in	Option
	Cash	Awards	Total
Name(1)	($)(4)	($)(5)	($)

Mark T. Gallogly	112,500	15,000	127,500
Richard A. Gephardt(2)	23,250	15,000	38,250
Stephen J. Girsky(2)	88,875	15,000	103,875
Terrence J. Keating	121,500	15,000	136,500
Mark A. Schulz	114,000	15,000	129,000
David P. Trucano(3)	58,500	175,480	233,980
Keith E. Wandell	112,500	15,000	127,500
Jerome B. York(6)	134,500	15,000	149,500

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board; accordingly, Messrs. Convis, Devine and Sweetnam are not included in this table.

(2)	Resigned from our Board of Directors during 2009.

(3)	Joined our Board of Directors in July 2009.

(4)	This column reports the amount of cash compensation earned in 2009 for Board and Committee service. Dana pays the applicable annual retainer and meeting fees to each director on a quarterly basis in arrears. As noted above, directors may elect to defer a portion of their annual retainer into restricted stock units. During 2009, Mr. Girsky deferred 100% and Mr. Gephardt deferred 50% of their annual retainer prior to their resignations from our Board. Amounts deferred are nevertheless included in this column. The annual Committee Chair retainer, annual retainer and meeting fees are paid at the beginning of each quarter in arrears for service and meetings attended in the prior quarter.

(5)	This column reflects the full grant date fair values in accordance with FASB ASC Topic 718 (formerly SFAS No. 123(R)).

(6)	Mr. York unexpectedly died on March 18, 2010.

For additional information regarding Dana’s equity compensation plan, please refer to Note 1 and Note 9 to our audited financial statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about beneficial ownership of our securities as of March 1, 2010, by persons who have either filed reports with the SEC indicating that they beneficially own more than 5% of our securities and/or a review of our shareholder records as of March 1, 2010. Unless otherwise stated, to report this information Dana relied solely on reports filed with the SEC.

Name and Address of		Number of Shares	Percent
Beneficial Owner	Title of Class	Beneficially Owned	of Class

Avenue Capital Management II, LLC(1)	Common Stock	7,536,411	5.3%
535 Madison Avenue, 15th Floor New York, NY 10022
BlackRock, Inc.(2)	Common Stock	7,140,582	5.13%
40 East 52nd Street New York, NY 10022
Centerbridge Capital Partners, L.P.(3)	Series A Preferred Stock	2,500,000	100%
375 Park Ave., 12th Floor New York, NY 10152
Silver Point Capital(4)	Common Stock	12,810,904	8.4%
2 Greenwich Plaza Greenwich, CT 06830
The Vanguard Group, Inc.(5)	Common Stock	7,938,947	5.70%
100 Vanguard Blvd. Malvern, PA 19355

Footnotes:

(1)	Avenue Capital Management II, LLC and related entities (collectively, Avenue) reported on a Form 13G/A filed with the SEC on February 12, 2010 holdings of both common stock and shares of Series B Preferred convertible into 3,496,849 shares of common stock. It reported voting power for these shares was shared. Based on a review of our shareholder records and this filing, Avenue’s holdings include approximately 417,185 shares of our Series B Preferred.

(2)	BlackRock, Inc. and related entities (collectively, BlackRock) reported on a Form 13G filed with the SEC on January 29, 2010 holdings of common stock. It has sole voting and dispositive power with respect to 7,140,582 shares of common stock.

(3)	Based on a review of our shareholder records, Centerbridge Capital Partners, L.P. and certain affiliates (collectively, Centerbridge) own all of our Series A Preferred which is convertible into approximately 20,955,574 shares of common stock.

(4)	Silver Point Capital, L.P. and related entities (collectively, Silver Point) reported on a Form 13G/A filed with the SEC on February 16, 2010 holdings of both common stock and shares of Series B Preferred convertible into 12,762,344 shares of common stock. It reported voting power for these shares was shared. Based on a review of our shareholder records and this filing, Silver Point’s holdings include approximately 1,522,226 shares of our Series B Preferred.

(5)	The Vanguard Group, Inc. and related entities (collectively, Vanguard) reported on a Form 13G filed with the SEC on February 8, 2010 holdings of common stock. It has sole voting and dispositive power with respect to 207,774 shares of common stock.

The following tables show the amount of Dana common stock and preferred stock beneficially owned as of March 1, 2010 by our current Directors and named executive officers and by our Directors and executive officers as a group.

Common Stock

		Restricted	Shares Acquirable	Percent
Name of Beneficial Owner	Shares(2)	Stock Units(3)	within 60 Days(4)	of Class

Gary L. Convis(1)	241,761	—	618,841	*
John M. Devine	144,589	—	866,666	*
Mark T. Gallogly	1,656	—	24,241	*
Ralf Goettel	11,421	—	51,428	*
Terrence J. Keating	11,656	32,714	24,241	*
Robert H. Marcin	17,467	—	297,282	*
Mark A. Schulz	17,656	—	24,241	*
Nick L. Stanage(1)	41,601	—	26,683	*
James E. Sweetnam	22,000	—	—	*
David P. Trucano	—	—	—	*
Mark E. Wallace	64,100	—	57,833	*
Keith E. Wandell	2,295	—	21,732	*
Jerome B. York(5)	16,656	—	24,241	*
James A. Yost	17,912	—	241,600	*
All Directors and executive officers as a group (25 persons)	628,270	32,714	2,673,387	2.4%

*	Represents holdings of less than one percent of Dana’s common stock

Footnotes:

(1)	Resigned during 2009.

(2)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. None of the persons listed above has pledged his shares of common stock.

(3)	Reflects the number of restricted stock units (RSUs) credited as of March 1, 2010 to the accounts of certain non-employee Directors who elected to defer a percentage of their annual retainer into restricted stock units under our 2008 Dana Holding Corporation Omnibus Incentive Plan. RSUs are payable in shares of Dana common stock or, at the election of Dana, cash equal to the market value per share as described under the caption “Director Compensation” below. RSUs do not have current voting or investment power. Excludes RSUs awarded to Non-employee Directors and certain executive officers that have not vested under their vesting schedules.

(4)	Reflects the number of shares that could be purchased by exercise of options exercisable as of March 1, 2010, or within 60 days thereafter under our 2008 Dana Holding Corporation Omnibus Incentive Plan and the number of shares underlying RSUs that vest within 60 days of March 1, 2010.

(5)	Mr. York unexpectedly died on March 18, 2010.

4.0% Series A Preferred Convertible Stock

		Percent
Name of Beneficial Owner	Shares(1)	of Class

Mark T. Gallogly	2,500,000(1)	100%
David P. Trucano	2,500,000(1)	100%
All Directors and executive officers as a group	2,500,000(1)	100%

Footnote:

(1)	Mr. Trucano is an employee of Centerbridge and Mr. Gallogly is a Managing Principal and owner of an equity interest in Centerbridge. Centerbridge owns 100% of our Series A Preferred which is convertible into approximately 20,955,574 shares of our common stock. Messrs. Gallogly and Trucano each disclaim beneficial ownership of all such shares, except to the extent of their respective pecuniary interest therein. No other Director or executive officer of Dana is a beneficial owner of Series A Preferred.

PROPOSAL II SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Dana has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2010, and recommends that the shareholders vote for ratification of such appointment.

As a matter of good corporate governance, the selection of PwC is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if PwC is ratified as the independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Dana and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

PwC’s aggregate fees for professional services rendered to Dana worldwide were approximately $9.5 million and $13.0 million in the fiscal years ended December 31, 2009 and 2008. The following table shows details of these fees, all of which were pre-approved by our Audit Committee.

Service	2009 Fees	2008 Fees

Audit Fees
Audit and review of consolidated financial statements	$8.5	$10.8
Total Audit Fees	$8.5	$10.8
Audit-Related Fees
Other audit services, including audits in connection with divestitures	$0.6	$0.2
Employee benefit plan audits		$0.2
Total Audit-Related Fees	$0.6	$0.4
Tax Fees
Transfer pricing review
Pre and Post emergence tax assistance	$0.3	$0.3
Income Tax Compliance		$0.2
Tax Assistance with strategic transactions		$1.2
Total Tax Fees	$0.3	$1.7
All Other Fees
Subscriptions to PwC knowledge libraries	$0.1	$0.1
Total All Other Fees	$0.1	$0.1

Audit Committee Pre-Approval Policy

Our Audit Committee pre-approves the audit and non-audit services performed by our independent registered public accounting firm, PwC, in order to assure that the provision of such services does not impair PwC’s independence. The Audit Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of the pre-approved services and pre-approved cost levels. Unless a type of service to be provided by PwC has received general pre-approval, it requires specific pre-approval by the Audit Committee or the Audit Committee Chairman or a member whom he or she has designated. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered by PwC and the fees paid for the audit, audit-related, tax and other pre-approved services and reports to the Audit Committee on these matters at least quarterly.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, will not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Dana specifically incorporates such information by reference, and will not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Dana’s financial reporting process on behalf of the Board of Directors and is comprised only of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the New York Stock Exchange and the SEC. In addition to its duties regarding oversight of Dana’s financial reporting process, including as it relates to the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence and the performance of the independent registered public accounting firm and Dana’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee Charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed the audited financial statements included in Dana’s Annual Report on Form 10-K with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.

Audit Committee discussions with the independent registered public accounting firm included those required under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, and Statement on Auditing Standards No. 90, Audit Committee Communications. Further, the Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Dana, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors’ independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Dana’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The Audit Committee

Jerome B. York, Chairman
Terrence J. Keating
Mark A. Schulz
David P. Trucano

March 2, 2010

ANNUAL REPORT TO SHAREHOLDERS

Dana mailed the 2009 annual report to shareholders, containing financial statements and other information about the operations of Dana for the year ended December 31, 2009, to you with this Proxy Statement on or about March 26, 2010.

OTHER MATTERS

The Board is not aware of any other matter to be presented at the 2010 Annual Meeting of Shareholders. The Board does not currently intend to submit any additional matters for a vote at the 2010 Annual Meeting of Shareholders, and no shareholder has provided the required notice of the shareholder’s intention to propose any matter at the 2010 Annual Meeting of Shareholders. However, under Dana’s Bylaws, the Board may, without notice, properly submit additional matters for a vote at the 2010 Annual Meeting of Shareholders. If the Board does so, the shares represented by proxies in the accompanying form will be voted with respect to the matter in accordance with the judgment of the person or persons voting the shares.

By Order of the Board of Directors

Marc S. Levin
Senior Vice President, General Counsel
and Corporate Secretary

March 26, 2010

Location of Dana Holding Corporation
2010 Annual Meeting of Shareholders

The Westin Detroit Metropolitan Airport
2501 Worldgateway Place
Romulus, Michigan 48242

From East — Take Interstate 94 West towards Chicago.  Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From North — Take Interstate 275 South to Exit 15 (Eureka Road). Turn left onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

From West — Take Interstate 94 East towards Detroit.  Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From South — Take Interstate 275 North to Exit 15 (Eureka Road). Turn right onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

Briefcases, purses and other bags brought to the meeting may be subject to inspection at the door.

00069658

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

  COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET – www.ematerials.com/dan
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 27, 2010.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 27, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
Please detach here

The Board of Directors Recommends a Vote “FOR” Items 1 and 2.

1. Election of directors:	01 John M. Devine	03 James E. Sweetnam	Vote FOR	Vote WITHHELD
	02 Terrence J. Keating	04 Keith E. Wandell	all nominees (except as marked)	from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	For	Against	Abstain
IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, FOR ANY ADDITIONAL NOMINEE DESIGNATED BY THE BOARD PRIOR TO THE ANNUAL MEETING, UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE MATTERS LISTED.

Address Change? Mark box, sign, and indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DANA HOLDING CORPORATION
2010 ANNUAL MEETING OF SHAREHOLDERS
Wednesday, April 28, 2010
8:30 a.m.
The Westin Detroit Metropolitan Airport
2501 Worldgateway Place
Romulus, Michigan 48242
The proxy statement and annual report to security holders
are available electronically at www.dana.com/2010proxy
IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE
PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Dana Holding Corporation 3939 Technology Drive Maumee, OH 43537	proxy

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned appoints Marc S. Levin and Robert W. Spencer, Jr., or either of them, as Proxies, each with the power to appoint his substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock; all the shares of 4.0% Series A Convertible Preferred Stock, on an as-if-converted basis; and all the shares of 4.0% Series B Convertible Preferred Stock, on an as-if-converted basis, of Dana Holding Corporation held of record by the undersigned on March 1, 2010, at the Annual Meeting of Shareholders to be held on April 28, 2010, and at any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote for the election of a person to the Board of Directors if any nominee named becomes unable to serve or for good cause will not serve, for any additional nominee designated by the Board prior to the Annual Meeting, upon all matters incident to the conduct of the meeting, and upon any other business that may properly come before the meeting.
DANA HOLDING CORPORATION
2010 ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2010
8:30 a.m.
See reverse for voting instructions.
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